   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 15, 1999



                                                      REGISTRATION NO. 333-90649

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------


                                AMENDMENT NO. 2

                                       TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                ADSTAR.COM,INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                            7319                           22-3666899
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)

                              4553 GLENCOE AVENUE
                                   SUITE 325
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 577-8255
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                        REGISTRANT'S EXECUTIVE OFFICES)

                               ------------------

                                LESLIE BERNHARD
                            CHIEF EXECUTIVE OFFICER
                                ADSTAR.COM, INC.
                              4553 GLENCOE AVENUE
                                   SUITE 325
                        MARINA DEL REY, CALIFORNIA 90292
                                 (310) 577-8255
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF
                               AGENT FOR SERVICE)

                               ------------------
                                   Copies to:

            HOWARD L. WEINREICH, ESQ.                              JOHN HALLE, ESQ.
       MORSE, ZELNICK, ROSE & LANDER, LLP                          STOEL RIVES, LLP
                 450 PARK AVENUE                                 900 S.W. FIFTH AVENUE
               NEW YORK, NY 10022                               PORTLAND, OREGON 97204
                 (212) 838-4312                                      (503)294-9233
           (212) 838-9190 (FACSIMILE)                          (503)220-2480 (FACSIMILE)

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                               ------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                               ------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                               NUMBER OF                           PROPOSED
                                                              UNITS/SHARES       PROPOSED         AGGREGATE       AMOUNT OF
                   TITLE OF EACH CLASS OF                        TO BE        OFFERING PRICE       OFFERING      REGISTRATION
                SECURITIES TO BE REGISTERED                    REGISTERED    PER SECURITY(1)       PRICE(1)          FEE
-----------------------------------------------------------------------------------------------------------------------------
Units, consisting of one share of common stock par value,
$.0001 per share and one redeemable warrant to purchase one
share of common stock (2)...................................   1,150,000          $ 6.00         $ 6,900,000      $ 1,668.00
-----------------------------------------------------------------------------------------------------------------------------
Shares of common stock underlying the common stock purchase
  warrants included in the units (3)........................   1,150,000          $ 9.00         $10,350,000      $ 2,877.30
-----------------------------------------------------------------------------------------------------------------------------
Representative's warrants to purchase units.................     100,000         -$-             $   --           $  --
-----------------------------------------------------------------------------------------------------------------------------
Units issuable upon exercise of the representative's
  warrants..................................................     100,000          $ 7.20         $   720,000      $   200.16
-----------------------------------------------------------------------------------------------------------------------------
Shares of common stock underlying the warrants issuable upon exercise of the warrants underlying the representative's
  warrants (3)..............................................     100,000          $ 9.00         $   900,000      $   250.20
-----------------------------------------------------------------------------------------------------------------------------
Total Registration Fee......................................                                                      $ 4,995.66
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act.

(2) Includes 150,000 units issuable upon exercise of underwriters' over-allotment option.

(3) Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of shares as may become issuable pursuant to the antidilution provisions of the warrants.

(4) No registration fee required pursuant to Rule 457(g) under the Securities
    Act.
                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Subject to Completion
Dated December 9, 1999

                               [ADSTAR.COM LOGO]

                                1,000,000 UNITS
   EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE REDEEMABLE WARRANT TO
                       PURCHASE ONE SHARE OF COMMON STOCK

                                ADSTAR.COM, INC.

     We are offering units consisting of one share of common stock and one redeemable warrant to purchase an additional share of common stock. The common stock and warrants will trade only as a unit for a period of time as determined by the Company of not more than 30 days following this offering and will then trade separately.

     The redeemable warrants will be exercisable commencing 30 days after this offering until they expire five years after the date of this prospectus at an exercise price, per share, of $7.20 during the nine month period following the date of this prospectus and at $9.00 thereafter. We may redeem some or all of the warrants at $0.25 per warrant commencing 180 days after the date of this prospectus, if the closing bid price of our common stock on each of 10 consecutive days is greater than or equal to $12.00 and we provide 30 days prior written notice of redemption.

     Our common stock is not traded on any market. We have applied to list our units, common stock and warrants on the Nasdaq Small Cap Market under the symbols "ADSTU," "ADST," and "ADSTW," respectively.

     INVESTING IN THE UNITS INVOLVES RISKS.   SEE "RISK FACTORS" BEGINNING ON
PAGE 8.

---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                                PER UNIT                  TOTAL
---------------------------------------------------------------------------------------------------------
Initial public offering price..........................          $6.00                  $6,000,000
---------------------------------------------------------------------------------------------------------
Underwriting discounts and commissions.................           .60                    600,000
---------------------------------------------------------------------------------------------------------
Proceeds to AdStar.....................................           5.40                  $5,400,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

     We expect total cash expenses in connection with the offering to be approximately $354,550, which will include a nonaccountable expense allowance of 3% of the gross proceeds of this offering that will be paid to Paulson Investment Company, Inc., the managing underwriter of this offering. We have granted to the underwriters a 45-day option to purchase up to 150,000 additional units to cover over-allotments. We will also grant to the underwriters a five-year warrant to purchase up to 100,000 additional units.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Paulson Investment Company, Inc. expects to deliver the units on or about
December   , 1999 if payment for the units is received by Paulson.
                        PAULSON INVESTMENT COMPANY, INC.

                               December   , 1999

   [INSIDE FRONT COVER WILL FEATURE A CHART WHICH DISPLAYS THE FLOW OVER THE INTERNET OF A SERIES OF E-COMMERCE TRANSACTIONS BETWEEN ADVERTISERS PURCHASING
  CLASSIFIED ADS FOR PUBLICATION BOTH IN PRINT MEDIA AND ON-LINE FROM VARIOUS POINTS OF AD SUBMISSION: (1) OUR WEB SITE -- ADSTAR.COM; (2) THE WEB SITE OF A
WEB PUBLISHER WHICH IS A DISTRIBUTION PARTNER OF OURS; AND (3) THE WEB SITE OF A
                       NEWSPAPER AFFILIATE OF ONE OF OUR
                            DISTRIBUTION PARTNERS.]

                                    SUMMARY

     You should read the following summary together with the more detailed information, financial statements and notes to financial statements appearing elsewhere in this prospectus.

                                  OUR BUSINESS

     AdStar has developed a one-stop marketplace on the Web for advertisers to buy classified ads. We enable advertisers by accessing our Web site on their computers to plan, schedule, compose and purchase classified advertising from a large number of print and on-line publishers. Our service will permit both professional and non-professional advertisers, including the general public, to create and submit to one or many publishers any number of ads, 24 hours a day, seven days a week, using any recognized Web browser.

     This new Web-based service is an outgrowth of our historical business that, since 1986, has offered professional advertisers the ability to place ads electronically with a growing number of the largest newspapers in the United States based on circulation. Using this system, we have become the largest provider of remote entry for classified ads into newspapers in the United States. However, because of the high cost of installation, training and on-going support at advertiser sites, our system has been limited to use by large advertisers or ad agencies for placement of ads in the largest newspapers in the United States. We have had losses from operations in each of the last two years. Our stockholders' deficit was $1,960,124 as of September 30, 1999.

     In order to eliminate the cost impediments to the expansion of our historical remote ad entry business and broaden our market penetration, we have developed and recently implemented a Web-based service through our Web site, Advertise123.com. By accessing our Web site using any recognized Web browser, advertisers can:

     - Select publications for ad placement, including both print and on-line media;

     - Compose and format ads using formats supported by each publication;

     - Preview the ad as it will appear in each publication;

     - Specify editions and scheduled publication dates; and

     - Electronically transfer ads to the selected publications.

     - Price and pay for each ad using a credit or debit card.

     In contrast to our historical business, from which we have earned revenue from software licensing fees, our Advertise123.com revenues are transaction fee based; allowing us to earn revenue based on numbers of ads and advertising dollar volume.

     Our principal executive office is located at 4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292. Our telephone number is (310) 577-8255 and our Web site addresses are www.AdStar.com and www.Advertise123.com. Information contained on our Web sites is not a part of this prospectus.

                                  THE OFFERING

Securities Offered...........   1,000,000 units. Each unit consists of one share
                                of common stock and a redeemable warrant to purchase one additional share of common stock.
                                The common stock and warrants will trade only as a unit for a period of time as determined by the Company of not more than 30 days following the offering. For more information, see "Description of Securities."

Warrants.....................   The redeemable warrants will be exercisable
                                commencing 30 days after this offering until they expire on the fifth anniversary of the date of this Prospectus, at an exercise price per share of $7.20 during the nine month period following the date of this prospectus and at $9.00, thereafter. We may not redeem the warrants for at least 180 days after the date of this Prospectus. After that date, if the closing bid price of our common stock on each of the 10 consecutive trading days preceding our notice of redemption is greater than or equal to $12.00 we may redeem some or all of the warrants if we provide the holders with 30 days' prior written notice. The redemption price will be $0.25 per warrant. If we give notice of redemption, holders of warrants will have 30 days during which they may elect to exercise the warrants, or allow the warrants to be redeemed for the redemption price. Please refer to "Description of Securities -- Warrants."

Common Stock Outstanding.....   1,669,970 shares of common stock were
                                outstanding on the date of this prospectus, excluding up to 275,991 shares issuable on exercise of outstanding options and warrants.
                                After this offering, there will be 2,699,970 shares of common stock outstanding, excluding up to (i) 275,991 shares issuable on exercise of outstanding options and warrants, (ii) 200,000 shares issuable upon exercise of the underwriter's warrant and the underlying redeemable warrant, and (iii) 1,000,000 shares issuable upon exercise of the redeemable warrants issued in this offering.

Risk Factors.................   An investment in the units involves a high
                                degree of risk. You should not consider this offer if you cannot afford to lose your entire investment. Please refer to "Risk Factors" for factors you should consider.

Use of Proceeds..............   The net proceeds from the offering, estimated to
                                be approximately $5,045,450, will be used for implementing our plan for the development of Advertise123.com and for debt retirement. For more information regarding how we will use the proceeds, please refer to "Use of Proceeds."

                             SUMMARY FINANCIAL DATA

     The following table sets forth certain financial data for the company. This information should be read in conjunction with the Financial Statements and Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus.

                                                                  NINE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                   -------------------------   ------------------------
                                      1997          1998          1998         1999
                                   -----------   -----------   ----------   -----------
STATEMENTS OF OPERATIONS DATA:
Revenues.........................  $1,148,233    $1,559,361    $1,209,340   $ 1,212,293
Cost of revenues.................     565,329       800,532       590,271       961,525
                                   ----------    ----------    ----------   -----------
  Gross profit...................     582,904       758,829       619,069       250,768
Sales, general and administrative
  expenses.......................     634,029       820,574       532,294     1,295,096
Abandoned offering costs, net....          --            --            --       171,854
                                   ----------    ----------    ----------   -----------
Income (loss) from operations....     (51,125)      (61,745)       86,775    (1,216,182)
Interest expense.................      (7,873)       (4,518)       (3,695)     (190,150)
                                   ----------    ----------    ----------   -----------
Income (loss) before taxes.......     (58,998)      (66,263)       83,080    (1,406,332)
Provision for taxes..............         823         2,760         2,070         2,080
                                   ----------    ----------    ----------   -----------
Net income (loss) --historical...  $  (59,821)   $  (69,023)   $   81,010   $(1,408,412)
                                   ==========    ==========    ==========   ===========
Pro forma net income (loss)......  $  (59,798)   $  (67,063)   $   82,480   $(1,406,932)
                                   ==========    ==========    ==========   ===========
Pro forma earnings (loss) per
  share -- basic and diluted.....                $    (0.05)                $     (0.87)
Pro forma weighted average number
  of shares -- basic and
  diluted........................                 1,458,393                   1,613,675

---------------
Pro forma net income (loss) has been computed on the basis described in Note 1 and Note 2 of Notes to Financial Statements and assumes the pro forma tax provisions described in those notes.

     The following table shows actual, pro forma and pro forma as adjusted balance sheet data.

BALANCE SHEET DATA:

     The following pro forma information gives effect to:

     - the conversion of $1,050,000 principal amount of convertible notes that were issued in March and April 1999 plus interest of $53,567 of which $15,200 will be expensed subsequent to September 30, 1999, into 231,620 shares of our common stock on the closing of this offering; and

     - our borrowing from Paulson Capital Corporation, parent of Paulson Investment Company, Inc., of $1.1 million evidenced by a promissory note due on October 21, 2001 and bearing interest at 6% per annum payable at maturity.

     The following pro forma as adjusted information gives effect to:

     - the foregoing pro forma adjustments;

     - the sale of 1,000,000 units offered by us in this prospectus at $6.00 per unit;

     - payment of the underwriting discount and estimated offering expenses payable by us;

     - the repayment of notes payable of $1,589,032 and amortization of debt issue costs of $67,437; and

     - reclassification of redeemable common stock to common stock and additional paid-in capital on the closing of this offering.

                                                      SEPTEMBER 30, 1999
                                         --------------------------------------------
                                                                         PRO FORMA
                                           ACTUAL       PRO FORMA       AS ADJUSTED
                                         ----------    ------------    --------------
Cash and cash equivalents..............  $  104,133     $1,204,133       $4,660,551
Working capital........................      33,548      1,171,915        4,783,746
Total assets...........................   1,592,919      2,692,919        6,149,337
Notes payable, net of current
  portion..............................   2,416,182      2,466,182        1,100,000
Total liabilities......................   3,415,507      3,427,140        1,905,545
Redeemable common stock................     137,536        137,536               --
Total stockholders' equity (deficit)...  (1,960,124)      (871,757)       4,243,792

                            ------------------------

     We were incorporated in New York in 1991 as the successor to a business that was started in 1986. On August 31, 1999 we reincorporated in Delaware and issued or, reserved for issuance, an aggregate of 1,666,667 shares of common stock in exchange for all the outstanding shares of our predecessor including shares to be issued upon conversion of our convertible notes. Our principal executive office is located at 4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292. Our telephone number is (310) 577-8255 and our Web site addresses are www.AdStar.com and www.Advertise123.com. Information contained on our Web sites is not a part of this prospectus.

     Unless otherwise indicated, all information in this prospectus assumes that:

     - The underwriters will not exercise their over-allotment option;

     - Our outstanding convertible notes will be converted to common stock before this offering is completed; and

     - We have adjusted all share numbers to give retroactive effect to a five for nine reverse stock split in December 1999.

                                  RISK FACTORS

     This offer involves a high degree of risk. Each prospective investor should carefully consider the risks described below and other information in this prospectus before making an investment decision.

GROWTH OF HISTORICAL ADSTAR BUSINESS IS LIMITED

     Our historical AdStar remote ad entry business is limited both in current size and growth potential due principally to the high cost of installation, training and on-going support at advertiser sites and the requirement that advertisers separately dial-up each publication in which they intend to buy an ad. Our ability to achieve sufficient revenues to justify the expectations of our investors is dependent on the success of our new on-line business which we believe eliminates these barriers. Our belief that we can successfully expand our business by migrating to a delivery system over the Internet may not be correct.

OUR NEW ON-LINE BUSINESS IS UNPROVEN AND MAY NOT BE SUCCESSFUL

     We did not begin to offer our remote ad entry services over the Internet until June 1999. Moreover, we know of no company that accepts classified ads on-line for publication both on-line and in print. Accordingly, we cannot guarantee that we will be able to generate the public interest necessary to sustain our business model. You must particularly consider the risks and difficulties frequently encountered by an early-stage business in a rapidly evolving market, which makes our ability to successfully implement our business plan uncertain. These risks include whether we will be able to:

     - convince a large number of print and on-line media publications to be accessible to our advertisers on our Web sites;

     - attract a large number of advertisers to our Web sites;

     - develop profitable pricing models for our transaction fees for ad placements over our Web sites;

     - increase awareness of our Advertise123.com brand;

     - maintain current and develop new distribution relationships with highly trafficked sites of Web publishers;

     - continue to utilize our current software and effectively develop new software and systems;

     - respond effectively to competitive pressures; and

     - attract, retain and motivate qualified personnel.

We may not be able to successfully address these risks. Our failure to do so will adversely affect our ability to develop an on-line business.

OUR UNPROVEN ON-LINE BUSINESS MODEL MAY NOT GENERATE EXPECTED REVENUES

     Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues. Current expectations are that we will receive:

     - transaction-based fees for ads processed on our Web sites except where we agree to waive our fees in transactions between advertisers using our licensed software with newspapers paying us license fees;

     - fixed fees to be paid by on-line media clients;

     - fees from media and advertising companies who advertise on our Web sites; and

     - fees from advertisers and newspapers for statistical reports generated by data assembled from ads processed on our Web sites.

     Our expectations with respect to future revenues are principally based on our ability to attract advertisers and publications to our Web sites and thus facilitate ad placements on these sites. In particular, our assumption that we will not encounter any significant resistance by publishers to accepting Web-based ads obtained by us may be wrong. Publishers might view transactions in which we deduct a transaction fee as reducing the amounts they would receive if they obtained the ads directly. No standards exist for measuring the effectiveness of classified advertising. Many of our existing and potential classified advertising publishers have only limited experience with acquiring ads on-line and may not be willing to expend the time and expense to participate in Web-based ad programs. If because of these factors, the revenues are not generated in the amounts and within the time periods necessary to sustain our operations our prospects for our on-line business will be seriously compromised.

WE HAVE A HISTORY OF LOSSES AND WE EXPECT INCREASED LOSSES

     For the years ended December 31, 1997 and 1998 we incurred net losses of approximately $60,000 and $69,000. For the nine months ended September 30, 1999 we incurred a net loss of approximately $1,408,000. Our accumulated deficit as of September 30, 1999 was approximately $990,800. Our 1999 loss was principally attributable to expenses incurred in starting our new on-line business and aborted offering expenses. We expect to continue to incur losses until we are able to significantly increase our Internet revenues from transaction fees based on the number of ad purchases transacted on our Web sites. Our operating expenses are expected to continue to increase significantly in connection with our proposed expanded activities. Our future profitability will depend on our ability to increase our on-line advertiser base and transaction revenues while controlling our costs. We may not be able to achieve profitability.

WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL CAPITAL REQUIRED TO GROW OUR BUSINESS

     Our ability to grow depends significantly on our ability to substantially increase our work force. Our operating expenses will increase substantially as the number of employees increases. We estimate that the costs associated with the increase of the number of our employees from 26 at November 1, 1999 to 65 over a period of 12 to 18 months will be at least $3,000,000. We expect the net proceeds from this offering will be sufficient to meet our cash needs for at least 12 months. However, if the actual costs of our expanded operations are higher than projected or the revenues from our new operations fall below our current expectations, we may need additional financing before the expiration of 12 months. In either event if our revenues are insufficient to provide the necessary cash flow for ongoing operations, we will need to seek additional capital from public or private equity or debt sources to fund our growth and operating plans and respond to other contingencies. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding, which would have a material adverse effect on the successful implementation of our planned business expansion.

OUR NEW ON-LINE SERVICE IS ONLY PARTIALLY IMPLEMENTED

     Our Advertise123.com Web-based service is currently available on a limited basis for the placement of ads with a limited number of publishers. Until our Web site can display a critical mass of publishers, we do not expect to attract a significant number of advertisers to our Web site and cannot guarantee its performance as a commercial sales channel.

OUR INITIAL CO-MARKETING DISTRIBUTION AGREEMENTS, UPON WHICH WE DEPEND TO FACILITATE THE ADDITION OF NEW PUBLISHERS ON OUR WEB SITE, ARE TERMINABLE ON SHORT NOTICE

     We expect to depend on distribution agreements with republishers of classified ads on the Web with whom we have co-marketing distribution agreements to facilitate the addition of new newspapers to our Web site. Our initial co-marketing distribution agreements have only recently been signed and their implementation has only recently begun. Even after these arrangements are in place they may be terminated by our partners on short notice. Early termination of any of these agreements could seriously affect our ability to achieve a critical mass of publishers and in turn our ability to attract advertisers, which is essential to success in our on-line business.

OUR EARLY STAGE AND UNTESTED INTERNET OPERATIONS ARE PARTICULARLY VULNERABLE TO BREAKDOWNS IN SERVICE

     As an early stage Internet business, we are particularly vulnerable to break downs and interruptions in our service which could disrupt our ability to provide continued and sustained support to advertisers and publishers. We have not yet suffered any breakdowns in service. However, our service has not yet been tested by repeated and continuous use and vulnerability to interruptions in service should increase as we develop increased traffic on our Web site. If because of interruptions our customers and prospective customers lose faith in our ability to service their needs, they may choose more traditional and dependable means for placing their classified ads. If this were to occur, we will not be successful in building an on-line business.

THE SUCCESSFUL INTRODUCTION OF OUR NEW ON-LINE BUSINESS MAY DIMINISH THE VALUE OF OUR HISTORICAL LICENSED SOFTWARE BUSINESS, CAUSING MANY OF OUR NEWSPAPER CUSTOMERS TO TERMINATE OR NOT RENEW THEIR SOFTWARE LICENSE AGREEMENTS

     Once our Web site is fully implemented, its versatility may encourage many of the more than 1,400 large advertisers currently using our AdStar software, to process their ad buys on Advertise123.com. This in turn may reduce the value of our licensed software to our newspaper customers which could discourage them from renewing their license agreements with us. This would result in reduced revenues from our historical business which were $1,559,000 in 1998. Our loss of any revenue source would need to be replaced with transaction fees from ad buys on our Web sites. The failure to replace license fees with transaction fees will materially and adversely affect our revenue and cash flow.

OUR ON-LINE BUSINESS COULD FACE COMPETITION FROM MANY SOURCES

     We are unaware of any company which provides a centralized on-line sales channel for the selection, transaction and processing of classified ads in multiple print and on-line publications. Those publishers which accept and process ads by traditional means like telephone, facsimile transmission and printed copy submissions are potential competitors. Advertise123.com seeks to attract advertisers to its Web site to capture the transaction whereby they will select and process classified ads before they contact a publisher directly. Our ability to compete successfully will depend on the cost effectiveness of our services and whether the transaction fees charged to publishers for ads processed through Advertise123.com are economical.

     In addition, many companies not now in the business of providing on-line remote ad entry and possessing larger capital resources than we do may seek to develop their own technology and enter into the business of offering a similar broad based, centralized on-line classified ad placement services to ours. Many of these companies will have longer operating histories, greater name recognition, larger customer bases and significantly greater technical and marketing resources than we have. As a result, they may be able to respond more quickly than us to new or emerging technologies and can devote greater resources than us to development, promotion and sale of their services. Faced with this type of competition, our ability to compete effectively and operate profitably cannot be assured.

WE MAY BE UNABLE TO MANAGE OUR GROWTH WHICH CONTEMPLATES NEARLY A THREE-FOLD INCREASE IN OUR WORK FORCE

     Our business plan contemplates an increase in the number of our employees from 26 to 65 over a period of 12-18 months. The recruitment, training and integration of these persons into our operations will place a significant strain on our managerial, operational and financial resources. To handle this influx of personnel and our projected growth in customer base and operations we must install and operate new and more complex accounting, bookkeeping and telephone systems. We cannot guarantee that we will be able to manage effectively the expansion of our operations or that our personnel, systems, procedures and controls will be adequate to meet our anticipated future operations. If this were to occur, it would materially and adversely affect our business and prospects.

WE MAY NOT BE ABLE TO RETAIN KEY EXISTING EMPLOYEES OR ATTRACT THE LARGE NUMBER OF ADDITIONAL EMPLOYEES ESSENTIAL TO THE SUCCESS OF OUR NEW ON-LINE BUSINESS

     Our performance is substantially dependent on the performance of our senior management and key technical personnel and on our ability to attract the new internet oriented employees required in the implementation of our business plan. Our success depends in the first instance on the continued efforts of our Chief Executive Officer, Leslie Bernhard, and on our Executive Vice President and Chief Technical Officer, Eli Rousso. In addition, our future personnel needs contemplate nearly a three-fold increase in our work force over a period of 12-18 months. The competition for Internet oriented people of the type we will be seeking is intense and we may be hard pressed to find the personnel needed as fast as we need them. If we are unable to retain our key existing employees or to rapidly attract, hire and assimilate the qualified employees we will be seeking, the growth of our on-line business will be arrested and we will not be able to meet the projected revenue increases within the time period contemplated in our business plan, if at all.

WE ARE VULNERABLE TO POTENTIAL LAWSUITS REGARDING AD CONTENT OR SYSTEM FAILURE

     Because we facilitate the placement of advertisements in print and on-line publications, potential claims may be asserted against us for negligence, defamation or personal injury, or based on other theories, due to the nature of the content of these advertisements. Our technology does not contemplate our reviewing classified advertisements processed on our Web sites for libelous or other statements that might give rise to possible liability.

     Although we carry general liability insurance, our coverage may not cover potential claims or may not be adequate to fully indemnify us. Any imposition of liability or legal defense expenses that are not covered by insurance or that are in excess of our insurance coverage could place a strain on our available cash resources, could seriously jeopardize the success of our business plan and could materially and adversely affect our financial position, results of operations and cash flows.

OUR LIMITED INTERNET EXPERIENCE MAY AFFECT OUR ABILITY TO DEAL EFFECTIVELY WITH TECHNOLOGICAL CHANGE

     Our new on-line business is characterized by:

     - rapidly changing technology;

     - evolving industry standards;

     - frequent new product and service announcements;

     - introductions and enhancements; and

     - changing customer demands.

     These market characteristics are heightened by the emerging nature of the Internet and Internet advertising and in particular by our limited experience and short operating history in this market. For these reasons, our future success depends on:

     - our ability to adapt the rapidly changing technologies to the needs of our advertising and publishing clients; and

     - our ability to continually improve the performance, features and reliability of our on-line services.

     Furthermore, we do not know if we will have the experience and talent to overcome technical difficulties that may arise from time to time that could delay or prevent the successful design, development, testing, introduction or marketing of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of our current and prospective customers and achieve any degree of significant market acceptance. If we are unable, for technological or any other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if our solutions or enhancements contain errors or do not achieve a significant degree of market acceptance, our financial position, results of operations and cash flows could be materially and adversely affected.

WE DO NOT OWN ANY PATENTS AND MAY NOT BE ABLE TO PROTECT OUR PROPRIETARY RIGHTS

     We believe that our future success will depend, in part, on our ability to develop proprietary rights with respect to our systems and services including domain names, trademarks, trade names, service marks and copyrights. This is particularly true with respect to our Web-based service technology. Although we are in the process of determining whether patent protection is available for certain aspects of our technology, we do not currently own any patents or patent applications on our technology and we have no assurance that our rights to that technology are patentable or otherwise protectable. Moreover there is no assurance that others might not develop alternate technologies that might be more effective than ours whether or not we obtain patent protection.

     We have recently begun to use the trademark and Internet domain name Advertise123.com but have not yet applied for registration of the trademark. We cannot guarantee that our application for a registration of this trademark will be granted and, if granted, that it will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if our Advertise123.com trademark application is not granted due to the prior rights of a third party we may not be able to obtain a license on commercially reasonable terms to allow us to continue to use this trademark.

     Despite our existing trademark rights in the marks AD-STAR, from use and registration, and Advertise123.com, from use and our proposed expanded federal protection for these marks, the marks remain susceptible to trademark infringement due to the frequent illicit use and piracy of trademarks by "cybersquatters" on the Internet. Although we own the domain names Advertise123.com and AD-STAR.com, there remains the risk that third parties will seek to register our marks AD-STAR and Advertise123 in the other "top level" domains, e.g., .org, .net, and .gov, or that they will register close copies of our marks that we may be unable to stop.

     Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

     If for any of the above reasons we are deprived of any proprietary rights to our technology or trade style our prospects for success may be seriously and adversely affected. See "Business -- Intellectual Property".

OUR OPERATIONS AND SERVICES ARE VULNERABLE TO NATURAL DISASTERS

     Our operations and services depend on the extent to which our computer equipment and the telecommunications infrastructure of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our internet access is located in the Los Angeles area. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our network hub, or a third-party network provider point of presence could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain back-up Internet services or facilities or other back-up computing and telecommunications facilities. Extensive or multiple interruptions in providing users with Internet access are a reason for user decisions to stop using access services. Accordingly, any disruption of our services due to system failure could have a material and adverse effect on our business, results of operations and financial condition. Furthermore, we do not currently have any business disruption insurance.

CONCENTRATION OF VOTING RIGHTS MAY PREVENT YOU FROM HAVING ANY VOICE IN CORPORATE AFFAIRS

     Upon the successful completion of this offering, Leslie Bernhard and Eli Rousso will each have voting rights with respect to 27% of our issued and outstanding shares of common stock. With these holdings, Ms. Bernhard and Mr. Rousso will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing any change in how and by whom we are controlled.

YOUR INVESTMENT IS SUBJECT TO SUBSTANTIAL DILUTION AT THE TIME YOU INVEST AND IN THE FUTURE UPON OUR ISSUANCE OF ADDITIONAL SHARES.

     As an investor purchasing units in this offering you will incur an immediate $4.48 dilution in net tangible book value for each share of stock included in the units you purchase. In addition, we have issued options to our employees to purchase an aggregate of 141,742 shares of common stock at prices substantially below the cost of the shares that you will acquire in this offering. To the extent these options are exercised at prices below our net tangible book value per share at the time of exercise they will dilute the then net tangible book value of all our outstanding shares, including yours. And if in the future the Company should issue additional shares for acquisitions or other corporate purposes at prices below the per share net tangible book value at the time of issuance you and our other stockholders will suffer a still further dilution of your and their stock interests. This dilution may adversely affect the market price of our stock. For a more detailed description please refer to "Dilution".

OUR CORPORATE DOCUMENTS MAY LIMIT RIGHTS OF STOCKHOLDERS

     Following the closing of the offering, our Board of Directors will have the authority to issue up to 5,000,000 shares of preferred stock without any further vote or action by our stockholders, and to determine the price, rights, preferences, privileges and restrictions, including voting rights of these shares. Since the preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights accompanying shares of our common stock, the rights of the holders of shares of common stock included in the units, will be subject to, and may be adversely affected by, the superior rights of the holders of preferred stock.

     The issuance of preferred stock could also make it more difficult for a third party to acquire a majority of our outstanding voting stock. Furthermore, certain provisions of our Certificate of Incorporation, and certain provisions of our Bylaws and of Delaware law, could have the effect of delaying or preventing a change in control of the company which you may deem to be in the best interests of the company.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE MATERIAL ADVERSE EFFECTS ON OUR BUSINESS

     A significant portion of the world's computer hardware and software has historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached. These problems include system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar business activities.

     Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of our normal business activities or operations. Based on discussions with our publishing clients, we believe that all, or substantially all, of them have taken steps to make themselves Year 2000 compliant. As to prospective advertisers, we believe most all current PC models that they will be using to access our Web site will be Year 2000 compliant and that any Year 2000 problems with this group will arise only with the use of older PC models. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from other third-party providers of services or products. If, however, they, we or new publishers to our system encounter Year 2000 problems we in turn may suffer serious interruptions or reduced revenues in the conduct of our business.

THE UNITS IN THE INITIAL PUBLIC OFFERING MAY HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OF 1933

     In a listing agreement with the managing underwriter of this offering, IPO.COM was authorized to include AdStar's prospectus on the IPO.COM Web site. The listing agreement neither authorized nor requested that any additional information about AdStar be provided. However, IPO.COM provided, on other pages reachable from its Web site home page, summary material that it extracted from AdStar's prospectus, relating to AdStar and its initial public offering. Those pages also provided a direct link to the AdStar Web site. If, the listing agreement created an agency relationship with the managing underwriter and, through the managing underwriter, with AdStar, then the summary material contained on the IPO.COM Web site and the information contained in the AdStar Web site could be deemed to constitute a prospectus that does not meet the requirements of the Securities Act of 1933.

     If there is a violation of the Securities Act, then for a period of one year from the date of their purchase of units, investors in this offering could bring a claim against AdStar and the underwriters. In that action investors would seek recovery of the consideration they paid for their units or, if these persons had already sold the units, for damages resulting from their purchase and sale of these securities. Recovery would be based on the theory that the summary materials or the materials contained in the AdStar Web site were offering materials for which AdStar is responsible and which constitute a violation of the Securities Act. If plaintiffs were to prevail, then damages could total up to $6,000,000, plus interest, based on the assumed initial public offering price of $6.00 per unit for 1,000,000 units and further assuming investors seek recovery or damages after a loss of their entire investment and all purchasers in the offering are entitled to this recovery. AdStar expects that investors would not be inclined to assert a claim for rescission or damages unless, during the one-year period following the date of their purchase of securities, the trading prices of the securities fall significantly below the initial public offering price. If litigation was instituted and if the plaintiffs were to prevail, AdStar's business, results of operations and financial condition would be harmed. However, AdStar believes it has no material liability and would contest any action of this kind vigorously. No person who reviewed the IPO.COM or AdStar Web sites should rely upon them in any manner in making a decision whether to purchase units in this offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operation."

OUR PRIOR OFFERING WAS NOT SUCCESSFUL

     AdStar originally offered units consisting of common stock and warrants in September 1999. That offering was declared effective by the Securities and Exchange Commission and resulted in the stock and warrants included in those units being traded on the American Stock Exchange between September 30 and October 4. Initial trading in the units resulted in a decline in the unit price to which AdStar responded by announcing a reduction of the warrant exercise price. The American Stock Exchange took the position that this reduction caused AdStar's securities to no longer meet its listing requirements and therefore stopped trading in the units. As a result of these events, the former offering was not consummated.

RISK OF LOW-PRICED SECURITIES

     The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on The Nasdaq Stock Market. If the shares of common stock offered here are removed or delisted from The Nasdaq SmallCap Market, the security may become subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As such, the "penny stock" rules, in the event the company's securities are delisted from The Nasdaq SmallCap Market, may restrict the ability of purchasers in this offering to sell the common stock and warrants offered hereby in the secondary market.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ

     While the shares of common stock and warrants meet the current Nasdaq listing requirements and are expected to be included on Nasdaq as of the date of this prospectus, there can be no assurance that we will meet the criteria for continued listing. Continued listing on Nasdaq generally requires that (i) we maintain at least $2,000,000 in net tangible assets, or $35,000,000 in market capitalization, or $500,000 in net income for either the last fiscal year, or two out of the last three fiscal years, (ii) the minimum bid price of the common stock be $1.00 per share, (iii) there be at least 500,000 shares in the public float valued at $1,000,000 or more, (iv) the common stock have at least two active market makers, and (v) the Common Stock be held by at least 300 holders. If we are unable to satisfy Nasdaq's maintenance requirements, our securities may be delisted from Nasdaq. In that event, trading, if any, in the common stock and warrants would be conducted in the over the counter market in the so called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently the liquidity of our securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts and new media coverage of the company, and lower prices for our securities than might otherwise be obtained.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements based on our current expectations about our company and our business. You can identify these forward-looking statements because they usually contain words like "expect," "believe," "plan," "intend," "anticipate" and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in this prospectus.

                              RECENT DEVELOPMENTS

     In September 1999, a proposed $15.5 million initial public offering of our securities became effective but did not close. In full settlement of our claims, if any, against Paulson Investment Company, Inc., the representative of the underwriters in that offering, we received $500,000 from the representative. In addition, Paulson Capital Corporation, the parent of the representative lent us $1.1 million evidenced by a $1.1 million promissory note due on October 21, 2001 and bearing interest at 6% per annum payable at maturity. Paulson Investment Company, Inc. is the representative of the underwriters in this offering.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of units being offered by this prospectus, are estimated to be $5,045,450 after deducting the underwriting discounts and estimated offering expenses. The following table sets forth the principal categories of expense for which the offering proceeds are to be used, based on our current budget. We expect that our actual allocation of proceeds will vary, possibly substantially, from our current budget as a result of unforeseen developments.

                                                                         APPROXIMATE
                                                        APPROXIMATE      PERCENTAGE
ALLOCATION OF NET PROCEEDS                             DOLLAR AMOUNT   OF NET PROCEEDS
--------------------------                             -------------   ---------------
Development and expansion of Advertise123.com Web
site.................................................   $ 2,000,000           40%
Product development and site maintenance.............     1,456,418           29
Debt retirement......................................     1,589,032           31
                                                        -----------          ---
Total................................................   $ 5,045,450          100%
                                                        ===========          ===

     Development and expansion of our Web site includes gathering necessary information regarding publishers for installation onto our Web site and providing software to additional newspapers allowing them to publish data received from our Web site without data reentry.

     Product development and site maintenance includes providing technical support and creating and updating editorial content.

     Debt retirement consists of indebtedness of:

     - $739,032 payable in monthly installments of $8,333.33 through March 2013 which includes interest at 10% per annum for the purchase of technology which we formerly licensed from the seller; and

     - $850,000 for a loan from a small business investment company, the proceeds of which were used as working capital. The loan is payable on or before July 12, 2004 and bears annual interest at the rate of 14% per annum.

     Both items of indebtedness must be paid on completion of this offering.

     In October 1999, we received $1,600,000 from Paulson Investment Company, Inc. and Paulson Capital Corporation as discussed in "Recent Developments." This sum increased our working capital and may be used for general corporate purposes and to supplement the proceeds of this offering in expanding our Web site.

     The amounts we actually expend for general corporate purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used for general corporate purposes or for strategic partnerships or to acquire or invest in complementary businesses, technologies or product lines. We have no current agreements or commitments and we are not currently engaged in any negotiations with respect to any acquisitions. Pending these uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

     Prior to this offering we were a "Sub S" corporation for income tax purposes, owned by persons active in the business. From time to time we declared and paid cash dividends on our common stock. We intend to retain future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends on our common stock in the foreseeable future.

     On July 13, 1999 we entered into a loan with InterEquity Capital Partners, L.P. which prohibits us from paying dividends or making distributions on our stock while this loan is outstanding. Because we intend to use a portion of the proceeds from this offering to repay InterEquity, the restriction on dividends and distributions will cease to apply.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 1999:

     - on an actual basis;

     - on a pro forma basis to give effect to:

        - the conversion of $1,050,000 principal amount of convertible notes that were issued in March and April 1999 plus interest of $53,567 of which $15,200 will be expensed subsequent to September 30, 1999, into 231,620 shares of our common stock on the closing of this offering; and

        - our borrowing from Paulson Capital Corporation, parent of Paulson Investment Company, Inc., of $1.1 million evidenced by a promissory note due on October 21, 2001 and bearing interest at 6% per annum payable at maturity.

     - on a pro forma as adjusted basis to give effect to:

        - the foregoing pro forma adjustments;

        - the sale of 1,000,000 units offered by us in this prospectus at $6.00 per unit;

        - payment of the underwriting discount and estimated offering expenses payable by us;

        - the repayment of notes payable of $1,589,032 and amortization of debt issue costs of $67,437; and

        - reclassification of redeemable common stock to common stock and additional paid-in capital on the closing of this offering.

                                                   SEPTEMBER 30, 1999
                                        -----------------------------------------
                                                                       PRO FORMA
                                          ACTUAL        PRO FORMA     AS ADJUSTED
                                        -----------    -----------    -----------
Notes payable, net of current
  portion.............................  $ 2,416,182    $ 2,466,182    $ 1,100,000
                                        -----------    -----------    -----------
Redeemable common stock...............      137,536    $   137,536             --
                                        -----------    -----------    -----------
Stockholders' equity (deficit):
  Preferred stock, par value $0.0001;
     authorized 5,000,000 shares; none
     issued and outstanding...........           --             --             --
  Common stock, par value $0.0001;
     authorized 10,000,000 shares;
     shares issued and outstanding:
     1,415,816 actual; 1,647,436 pro
     forma; 2,669,970 pro forma as
     adjusted (1).....................          142            165            267
  Additional paid-in capital..........     (969,453)       134,091      5,316,975
  Accumulated deficit.................     (990,813)    (1,006,013)    (1,073,450)
                                        -----------    -----------    -----------
     Total stockholders' equity
       (deficit)......................   (1,960,124)      (871,757)     4,243,792
                                        -----------    -----------    -----------
       Total capitalization...........  $   593,594    $ 1,731,961    $ 5,343,792
                                        ===========    ===========    ===========

-------------------------

(1) Based on the number of shares of common stock outstanding as of September 30, 1999. Excludes:

     - 212,101 shares of common stock issuable upon the exercise of stock options granted in April and July 1999; and

     - 63,890 shares of common stock issuable upon the exercise of warrants granted in July and August 1999

                                    DILUTION

     Our pro forma tangible book deficit of September 30, 1999 was $974,210, or $0.58 per share of common stock. Pro forma net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock as of September 30, 1999. In making this calculation we have given effect to the conversion of $1,050,000 principal amount of our convertible notes which were issued in March and April 1999 and interest of $53,567.

     After giving effect to the sale of 1,000,000 units at $6.00 per unit and after deducting estimated underwriting discounts and expenses of this offering, our pro forma net tangible book value at September 30, 1999 would have been $4,071,240 or $1.52 per share, representing an immediate increase in net tangible book value of $2.10 per share to the existing stockholders and an immediate dilution of $4.48 or 74.6% per share to new investors. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrants included in the unit.

     The following table illustrates the above information with respect to dilution to new investors on a per share basis:

Initial public offering price...............................               $6.00
Pro forma net tangible book deficit at September 30, 1999...    (0.58)
  Increase in pro forma net tangible book value attributable
     to new investors.......................................     2.10
                                                               ------
Pro forma net tangible book value after offering............                1.52
                                                                           -----
Dilution to new investors...................................               $4.48
                                                                           =====

     The following table sets forth, on a pro forma basis as of September 30, 1999, with respect to our existing stockholders and new investors, a comparison of the number of shares of common stock we issued, the percentage ownership of those shares, the total consideration paid, the percentage of total consideration paid and the average price per share.

                          SHARES PURCHASED       TOTAL CONSIDERATION
                        --------------------    ---------------------    AVERAGE PRICE
                         NUMBER      PERCENT      AMOUNT      PERCENT      PER SHARE
                        ---------    -------    ----------    -------    -------------
Existing
  stockholders........  1,669,970       63%     $1,078,300     15.23%       $ 0.65
New investors.........  1,000,000       37%      6,000,000     84.77%         6.00
                        ---------      ---      ----------    ------
     Total............  2,669,970      100%     $7,078,300    100.00%
                        =========      ===      ==========    ======

     The above table assumes no exercise of the underwriters' over-allotment option. If the underwriters' over-allotment option is exercised, the selling stockholders identified in this prospectus will provide the stock and we will provide the warrants included in the units covered by the over-allotment option. We will not receive any of the proceeds from the sale of the stock by the selling stockholders.

     In addition, the above table does not give effect to the shares issuable upon exercise of outstanding options and warrants which may at the time they are exercised have a dilutive effect on the stock interest of all stockholders. We have 212,101 shares which are issuable upon exercise of options held by key employees. of which 141,742 are exercisable at $4.77 per share and 70,359 are exercisable at $7.20 per share. We have also granted warrants to purchase 63,890 shares, of which 33,334 are issuable at an exercise price equivalent to the price of shares in this offering. The remaining 30,556 shares are issuable only upon completion of this offering at an exercise price equivalent to 110% of the share price in this offering and we expect to take a charge of approximately $80,000 at that time for the vested portion, and may recognize additional charges in future periods as the amounts vest.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for each of the years in the two-year period ended December 31, 1998, and the balance sheet data at December 31, 1998, are derived from financial statements of AdStar.com, Inc., which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the nine month periods ended September 30, 1998 and 1999 and the balance sheet data for September 30, 1999 are derived from unaudited financial statements of AdStar.com, Inc. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

                                                            NINE MONTHS ENDED
                           YEARS ENDED DECEMBER 31,           SEPTEMBER 30,
                           ------------------------    ---------------------------
                              1997          1998          1998            1999
                           ----------    ----------    ----------      -----------
STATEMENTS OF OPERATIONS
  DATA:
Revenues.................  $1,148,233    $1,559,361    $1,209,340      $ 1,212,293
Cost of revenues.........     565,329       800,532       590,271          961,525
                           ----------    ----------    ----------      -----------
  Gross profit...........     582,904       758,829       619,069          250,768
Sales, general and
  administrative
  expenses...............     634,029       820,574       532,294        1,295,096
Abandoned offering costs,
  net....................          --            --            --          171,854
                           ----------    ----------    ----------      -----------
Income (loss) from
  operations.............     (51,125)      (61,745)       86,775       (1,216,182)
Interest expense.........      (7,873)       (4,518)       (3,695)        (190,150)
                           ----------    ----------    ----------      -----------
Income (loss) before
  taxes..................     (58,998)      (66,263)       83,080       (1,406,332)
Provision for taxes......         823         2,760         2,070            2,080
                           ----------    ----------    ----------      -----------
Net income (loss) --
  historical.............  $  (59,821)   $  (69,023)   $   81,010      $(1,408,412)
                           ==========    ==========    ==========      ===========
Pro forma net income
  (loss)(1)..............  $  (59,798)   $  (67,063)   $   82,480      $(1,406,932)
Pro forma earnings (loss)
  per share -- basic and
  diluted (2)............                $    (0.05)                   $     (0.87)
Pro forma weighted
  average number of
  shares -- basic and
  diluted (2)............                 1,458,393                      1,613,675

                                              DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                              -----------------    ------------------
BALANCE SHEET DATA:
Cash and cash equivalents...................      $  90,007           $   104,133
Working capital.............................       (271,804)               33,548
Total assets................................        339,147             1,592,919
Notes payable, net of current portion.......             --             2,416,182
Total liabilities...........................        535,151             3,415,507
Total stockholders' equity (deficit)........       (196,004)           (1,960,124)

-------------------------

(1) Computed on the basis described in Note 1 and Note 2 of Notes to financial statements and assuming the pro forma tax provisions described in Note 2.

(2) See Note 2 of Notes to financial statements for an explanation of the method used to determine the number of shares used in computation of the pro forma basic and diluted earnings (loss) per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     Revenues from our traditional business, which account for substantially all of our historical revenues, consist of licensing fees and fees for advertiser service and support charged to publishers. We are in the process of implementing our Web-based service and intend to charge for that service based on a fixed transaction fee and/or a percentage of the advertising fee charged by the publisher. We received our first transaction fees from Internet business in June 1999. This change will result in material changes in our financial statements, including changes in revenue recognition, timing of cash flows and volume of accounts receivable as a percentage of revenues.

     Our level of revenues has been generally sufficient to support our historic business. In developing our Web-based system we began to incur expenses in 1998 that cannot be offset by the revenues generated by our historic business. These expenses caused us to be unprofitable in 1998 and 1999. We intend to continue to make significant financial investments to support publishers on our Web site, Advertise123.com for content development, technology and infrastructure development and marketing and advertising expense. As a result, we believe that we will incur operating losses and negative cash flows from operations before the build-up in revenues from our Internet business offset anticipated increases in expense. Because we have limited Internet experience, we cannot accurately forecast the source, magnitude or timing of our future revenues and therefore cannot forecast if or when we will return to profitability. In 1999 we received through the issuance of a note the surrender of an option to acquire 15% of our stock as part of our purchase of technology we had formerly licensed. The surrender of this option increased our stockholders' deficit by $447,935 to a total of $1,960,124 at September 30, 1999 but had no impact on our cash flow available to fund operations.

     Through June 30, 1999, we had elected to be taxed under Subchapter S of the Internal Revenue Code of 1986. Effective July 1, 1999, we will be taxed as a Subchapter C corporation, and therefore will pay tax on our income, if any, at the corporate level. This tax will be recorded as an expense and will affect our operating results. Because we have historically been a Subchapter S corporation, we have no accumulated loss or credit carryforwards that would be usable to offset future income, if any.

     As a result of these changes, our historical financial statements are not necessarily reflective of future operating results.

RESULTS OF OPERATIONS

     The following table sets forth the results of operations expressed as a percentage of revenues:

                                                                      NINE MONTH
                                                     YEAR ENDED      PERIOD ENDED
                                                    DECEMBER 31,    SEPTEMBER 30,
                                                    ------------    --------------
                                                    1997    1998    1998     1999
                                                    ----    ----    -----    -----
Revenues..........................................  100%    100%     100%     100%
Cost of revenues..................................   49%     51%      49%      79%
                                                    ---     ---      ---     ----
Gross profit......................................   51%     49%      51%      21%
Sales, general and administrative expenses........   55%     53%      44%     107%
Abandoned offering costs, net ....................   --      --       --       14%
Income (loss) from operations.....................   (4)%    (4)%      7%    (100)%
Interest expense..................................   (1)%    --       --      (16)%
                                                    ---     ---      ---     ----
Income (loss) before taxes........................   (5)%    (4)%      7%    (116)%
Provision for taxes...............................   --      --       --       --
                                                    ---     ---      ---     ----
Net income (loss).................................   (5)%    (4)%      7%    (116)%

NINE MONTH PERIODS ENDED SEPTEMBER 30, 1999 AND 1998

     REVENUES. Revenues for the nine months ended September 30, 1999, were $1,212,293, compared with $1,209,340 for the nine months ended September 30, 1998. While revenues for these two periods were essentially flat, there were fluctuations in the components of revenues. Computer hardware sales increased to $102,295 in 1999 over $53,321 in 1998. We also commenced recording Internet revenues in June 1999, which through September 30, 1999 totaled $142,384. These increases were offset by a decrease in license and end-user support revenues (referred to as "service revenues") to $949,614 in 1999 from $1,138,019 in 1998. While we expect to continue to recognize service revenues from existing and potential new software licensing contracts, we expect that Internet transaction based revenues will increase at a faster rate than service revenues and will eventually become our principal source of revenues.

     COST OF REVENUES. Cost of revenues consists primarily of charges to configure and install the AdStar software into the publishing systems of newspapers, to configure end-user software for the newspaper's advertiser clients, to make payments to publications and credit card companies and processors for transactions placed on our Internet system, to pay costs of installing publications on our Internet system, to provide customer training and end-user support, and to pay costs of hardware sales and royalty fees. These costs increased to $961,525, as compared to $590,271 in 1998. Personnel costs associated with cost of revenues increased to $407,585 in 1999 compared with $243,564 in 1998 as we added technical support and end user support staff. Hardware expense increased to $88,884 in 1999 from $47,153 in 1998. Cost of internet transactions was $122,523, representing payments to publications and credit card companies and processors. These increases were offset in part by a reduction in royalty expense to $17,416 in 1999 from $74,997 in 1998 due to the timing of royalties payable on installation of our fax product. Cost of revenues increased as a percentage of net revenues due to increases in staff in anticipation of support requirements for new customers and because of an increased level of hardware sales and internet transactions at a lower margin than our service revenues. We view sales of hardware as an accommodation to our clients coincident to the installation of our software in the front-end publishing systems of newspapers.

     SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense consists primarily of salaries of business development personnel, sales and marketing personnel and other marketing, trade show and travel expense. These personnel costs increased to $1,295,096 in 1999 from $532,294 in 1998, primarily because of the addition of business development personnel for our Web-based service. We expect to incur additional sales, general and administrative expenses as we hire additional personnel and incur additional expenses related to the development of our Web-based service.

     ABANDONED OFFERING EXPENSES. In September 1999, a proposed public offering of our securities was declared effective but did not close. In connection with that offering we incurred expenses of $671,854. We also received $500,000 in reimbursement of expenses from the representative of the underwriters which has been recorded net of the actual expenses incurred.

     INTEREST EXPENSE. Interest expense increased for the nine months ended September 30, 1999 to $190,150 from $3,695 due to the issuance by us of $1,050,000 of 12% convertible notes in March and April 1999, a 10% note for $751,710 to purchase the technology, intellectual property and software rights for the AdStartechnology and a 14% note for $850,000 issued in July 1999. We also amortized $70,099 of debt discount related to the issuance of the $850,000 note in the nine month period ended September 30, 1999. Payments on the 10% note are equivalent to royalty payments we were required to make under the pre-existing license agreement. The 12% convertible notes will be converted into common stock concurrently with this offering. We intend to pay the 10% notes with proceeds from this offering.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     NET REVENUES. Net revenues increased by approximately 36% to $1,559,361 for 1998 from $1,148,233 for 1997. Service revenues from existing customers were essentially flat for 1998 ($817,822) when compared with 1997 ($809,045). The increase in 1998 over 1997 was due primarily to the large volume of installation work performed in 1998 (for new and existing customers). Three customers installed the AdStar fax system to complement their pre-existing basic systems and one additional existing customer upgraded its system. Two new customers were added in 1998. Hardware sales were $94,285 in 1998 compared with $8,687 in 1997. Excluding the revenues from hardware sales the increase in net revenues in 1998 over 1997 was 29%.

     COST OF REVENUES. Cost of revenues increased by 42% in 1998 to $800,532 from $565,329 in 1997. As a percentage of net revenues, cost of revenues increased by 2% from 1997 to 1998 as a result of an increase in lower margin hardware sales.

     SALES, GENERAL AND ADMINISTRATIVE. Sales, general and administrative expense increased by approximately 29% to $820,574 in 1998 compared with $634,029 in 1997. The primary factors accounting for the increase were compensation and recruitment costs that increased to $415,220 in 1998 from $373,646 in 1997. This increase was primarily due to the addition of business development personnel in the second half of 1998 for our Web-based service. Additionally, travel expense increased by approximately $40,000, to $110,367 in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We have financed our business primarily from cash generated by operations and, more recently, from debt financings. As of September 30, 1999, the Company had cash and cash equivalents of $104,133 compared with $90,007 at December 31, 1998. At September 30, 1999 we had no material commitments for capital expenditures. Over the next 12 months we do not expect that our capital expenditures will exceed $200,000.

     Net cash provided by operations was $98,603 for 1998 compared to net cash used in operations of $12,826 in 1997, primarily because of an increase in accounts payable and accrued expenses offset by a reduction in deferred revenue in 1998. Net cash used in investment activities increased to $25,532 in 1998 from $12,902 in 1997. The difference is attributable to an increase in the purchase of equipment to support additional personnel. Net cash used in financing activities was $30,552 in 1998 compared with cash provided by financing activities in 1997 of $1,500. Principally, these activities involved proceeds from and repayments of capitalized leases or notes payable.

     Net cash used in operations was $1,549,304 for the nine months ended September 30, 1999 compared with net cash provided by operations of $75,840 for the comparable 1998 period. The difference is due primarily to the net loss from operations in the nine month period ended September 30, 1999 compared to net income in the comparable 1998 period and expenditures connected with this offering. Net cash used in investing activities increased to $335,294 in the period ended September 30, 1999 compared with $15,730 in the comparable period of 1998 resulting from the purchase and development of computer equipment and related infrastructure for our Web-based system. Net cash provided by financing activities was $1,898,724 during the nine month period ended September 30, 1999 compared to $23,995 used in financing in the comparable period of 1998. The activity in 1999 primarily reflects the issuance of $1,050,000 of our 12% convertible notes payable and $850,000 of our 14% notes payable.

     In March and April 1999, we sold $1,050,000 of our 12% convertible notes in a private placement. These notes will automatically convert to common stock upon consummation of this offering. In July 1999, we borrowed $850,000 from InterEquity Capital Partners, L.P. a small business investment company. The loan bears interest at 14% per annum and is repayable in 54 equal installments commencing six months after the date of issuance. The holder of the note also received 22,534 shares of our common stock at the time of the financing. The holder is entitled to increases in the amount of stock issued to it if the note is not repaid starting nine months after issuance. We expect to repay this note from the offering proceeds. The proceeds of these financings have been used for working capital, primarily to support the development of our Web-based service. Also in March 1999, we purchased the technology, intellectual property and software rights related to the AdStar technology for $751,710 by the issuance of a 10% note. This note is payable in monthly installments of $8,333 comprising principal and interest and is prepayable on the consummation of this offering.

     We anticipate that our operating expenses will increase substantially as the number of our employees increases. Additionally we may evaluate from time to time possible investments in businesses, products and technologies to build our business. We expect that the net proceeds from this offering, will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next 12 months. We cannot guarantee, however, that the underlying assumed levels of revenues and expenses will prove to be accurate. We may need to seek additional funding through public or private financings or other arrangements prior to the expiration of the 12 month period. Adequate funds may not be available when needed or may not be available on terms favorable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows.

YEAR 2000 READINESS

     Many existing computers and computer programs will malfunction or fail completely when processing dates past the year 1999 because they use only the last two digits, for example, "98" or "99", to refer to a year. This means, for example, that they cannot distinguish between the year 2000 and the year 1900, both of which would be referred to as "00". Because our current systems and services and those being developed depend heavily on computers and computer programs, we have paid careful attention to this potentially disruptive problem.

     The computer programs that we use to provide our existing traditional AdStar services have all been reviewed for year 2000 compliance by our technology team, and suitable modifications have been made and tested and these programs appear to be functioning properly with no year 2000 problems. We are distributing these modified programs to both our advertiser users and our publishing clients. A large percentage of the update distribution has been completed. An initiative is in place to have the balance completed prior to December 1999.

     In addition to installing our updated AdStar software, our users (advertisers and publishers) must use computers for AdStar programs that are free of year 2000 problems. Also, our publishing clients must have computer systems to which we connect that function properly. All of our publishing clients and many of our advertising users have their own company initiatives to correct year 2000 problems and we have been cooperating with them to assure proper operation of our computer programs and systems. To the extent that any third-party product or technology is not year 2000 compliant prior to December 1999 our financial position, results of operations and cash flows may be adversely affected due to our association with this type product or technology.

     The Web-based Advertise123.com service that we are building has been designed and implemented to be year 2000 ready:

          1. The software programs and systems we have built and continue to build are designed to use coding and algorithms based on the four digit year representation for handling and processing date and date related information, and our database structures are designed to provide for the same standardized four digit representation;

          2. Our Web-based technology utilizes newly purchased hardware and 1999 releases of third party software systems from industry leading suppliers that specify that the systems that we use are year 2000 ready;

          3. We have assessed the year 2000 readiness of our Internet service providers, and have determined that they have taken steps to become year 2000 compliant;

          4. We are conducting both unit and complete system testing for year 2000 readiness, and expect to be able to correct any potential problems that are uncovered before year 2000 dates are expected to be processed through our service.

     The internal administrative systems currently in use are scheduled to be replaced, before the end of 1999, in preparation for our expected growth. We are only considering systems that are specified by their suppliers to be year 2000 ready and we plan to conduct our own year 2000 readiness tests prior to using any of these systems.

     Our internal technology systems consisting of a data network, workstations, and telephone systems have been assessed for year 2000 readiness. Most of these items are relatively new and do not exhibit year 2000 problems. Items that we have determined have problems have been replaced or are in the process of being updated. We do not anticipate any unexpected internal system year 2000 problems. The only concern in this area is that some third party providers may possibly have problems. In any and all events we do not anticipate any significant interruption or disruption of our business. We believe, the worst case scenario to be a reduction or interruption in the business that is derived from or provided by a third party provider that is not Year 2000 compliant.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities that requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe that the implementation of SFAS No. 133 will have any impact on its financial statements since we do not currently engage in derivative or hedging activities.

THE UNITS IN THE INITIAL PUBLIC OFFERING MAY HAVE BEEN OFFERED OR SOLD IN VIOLATION OF THE SECURITIES ACT OF 1933

     In a listing agreement with the managing underwriter of this offering, IPO.COM was authorized to include AdStar's prospectus on the IPO.COM Web site. The listing agreement neither authorized nor requested that any additional information about AdStar be provided. However IPO.COM provided, on other pages reachable from its Web site home page, summary material that it extracted from AdStar's prospectus, relating to AdStar and its initial public offering. Those pages also provided a direct link to the AdStar Web site. Although the managing underwriter did not authorize IPO.COM to do anything other than provide the AdStar prospectus, and was not aware that it had done so, the listing agreement may have created an agency relationship with the managing underwriter and, through the managing underwriter with AdStar. It may further be possible to argue that the IPO.COM agency so created extended to all of IPO.COM's actions. If that argument is valid, then the summary material contained on the IPO.COM Web site and the information contained in the AdStar Web site could be deemed to constitute a prospectus that does not meet the requirements of the Securities Act of 1933. However, AdStar and the managing underwriter believe that no agency was created, or, even if an agency relationship is established, IPO.COM was acting outside the scope of its agency authority in posting information on its Web site other than the AdStar Prospectus. They also believe that neither the managing underwriter nor AdStar is responsible for that other material. Additionally, investors in this offering have been cautioned not to rely on the AdStar Web site as part of this prospectus. Even if an agency relationship and responsibility for this other material is established, the other information on the Web site would constitute a violation of the Securities Act only if it is considered without regard to AdStar's complete prospectus which also appears on that same Web site. Taken in context with the prospectus the extracts would, in AdStar's view, still be considered a preliminary prospectus meeting the requirements of the Securities Act.

     If there is a violation of the Securities Act, then for a period of one year from the date of their purchase of units, investors in this offering could bring a claim against AdStar and the underwriters. In that action investors could seek recovery of the consideration they paid for their units or, if these persons had already sold the units, for damages resulting from their purchase and sale of securities. Recovery would be based on the theory that the summary materials or the materials contained in the AdStar Web site were offering materials for which AdStar is responsible and which constitute a violation of the Securities Act. If plaintiffs were to prevail, then damages could total up to $6,000,000, plus interest, based on the assumed initial public offering price of $6.00 per unit for 1,000,000 units and further assuming investors seek recovery or damages after a loss of their entire investment and all purchasers in the offering are entitled to this recovery. AdStar expects that investors would not be inclined to assert a claim for rescission or damages unless, during the one-year period following the date of their purchase of securities, the trading prices of the securities fall significantly below the initial public offering price. If litigation was instituted and if the plaintiffs were to prevail, AdStar's business, results of operations and financial condition would be harmed. However, AdStar believes it has no material liability and would contest any action of this kind vigorously. Further, AdStar believes that only persons who purchased securities on the basis of the material on the IPO.COM Web site, other than AdStar's prospectus, would be able to prevail in those actions and then only if they could establish that those other materials did not comply with the Securities Act. No person who reviewed the IPO.COM or AdStar Web sites should rely upon them in any manner in making a decision whether to purchase units in this offering (see Risk Factors).

                                    BUSINESS

     Since 1986 we have enabled advertisers to place classified advertisements in publications by electronic means. Our historic AdStar business, was confined to permitting some large advertisers to place classified ads in a limited number of newspapers through the use of our proprietary software. Our new Advertise123.com service, offers anyone with access to the Internet the opportunity to create, price, pay for and submit a classified ad for publication in print or on-line in one or more of an increasing number of publications.

THE CLASSIFIED ADVERTISING MARKET

     Classified newspaper advertisements consist of small to full page print and combined print and graphic or pictorial advertisements that appear in designated sections and are organized by category. The principal categories of classified ads are employment, automotive and real estate. Classified ads generated approximately $18 billion in newspaper revenue in 1998 in the United States. Classified ads are placed by advertising agencies, large and small businesses and individuals. Some large volume advertisers enter into contractual relationships with publishers providing for discounted rates in return for volume commitments.

     Classified advertising in newspapers represents one of the highest margin revenue sources for newspapers. Although the market for classified advertising on-line is relatively new, it is growing rapidly.

     Most classified ads are placed by the advertiser or its agent directly with a newspaper either by telephone, fax, email, mail or messenger. The process can be cumbersome, time consuming and inefficient. Ads placed in this way are susceptible to error and misunderstanding in the voice or fax transmission or in re-keying print submissions; they may require multiple phone calls or faxes especially if ads are being placed in more than one newspaper; they require familiarization with each newspaper's separate printing and pricing practices; access both by phone and fax may be available only during limited business hours and even then access may be difficult in periods of heavy phone activity or facsimile transmission activity and there is much duplication of work between the advertiser and the newspaper.

OUR HISTORICAL APPROACH -- THE ADSTAR REMOTE AD ENTRY SOLUTION

     Our AdStar business is based on technology we developed that simplifies the media buying process by providing professional advertisers with software to compose and submit advertising directly into a newspaper's computer systems. Our software automatically adapts the ad to the publisher's formatting specifications. This technology affords the advertiser greater control of the advertising process, including:

     - submission of ads directly into a newspaper's classified ad system;

     - ability to work closer to deadlines;

     - fewer errors from copy re-keying, elimination of messengers and overnight delivery;

     - simplified resubmission of ads;,

     - administrative and reporting functions; and,

     - in many cases, more favorable rates.

     One of the principal advantages of this system is that the advertiser using our software is able to view the computer screen and configure the ad exactly as it will run in the selected newspapers. Another important advantage is that with our system the information viewed by the user for all publishers is the same, so users don't have to learn a different system for each publisher.

     In our AdStar business, we collect no fees from advertisers. Our clients are the newspapers to which we license our technology. These are primarily large metropolitan newspapers. The benefits of our AdStar system to newspapers are significant. By automating the ad input process, we reduce the time required of a publisher's personnel, as well as the publisher's total processing time; we virtually eliminate credits and give backs associated with re-keying copy errors; and we enable newspapers to extend ad deadlines to maximize revenues and permit integration of the automatic remote entry of advertisements into their computer system with their order entry, advertising and pagination systems. Our license agreements with newspapers are for terms of three to ten years. We charge fixed license and maintenance fees and installation charges, all of which are unrelated to the amount of advertising revenue generated by our licensed technology. While one or two single customers may account for more than 10% of our revenue in a single year, no customer has accounted for more than 10% in successive years. In 1997 the L.A. Times accounted for 13% of our revenues, and in 1998 the Chicago Tribune accounted for 12% of our revenues.

     Our license and support fees are circulation based. License fees range from $25,000 to $100,000 for the first year and from $6,000 to $18,000 for years two through ten. User support fees generally range between $6,000 to $30,000 per year during the life of a contract. Implementation fees usually are between $15,000 and $30,000, excluding hardware costs.

     We also offer a fax management system. Under this system faxed ads are received, logged, stored and converted into text files at the newspaper. They are then routed to special workstations designed for split screen editing. This is a two way system allowing for manipulation of ads in various ways and interactive discourse between the newspaper and the advertiser for both interim and final fax-back acknowledgements of acceptance by the advertiser.

     Fax management license fees are circulation based. License fees range from $20,000 to $80,000 for the first year and from $6,000 to $16,500 for years two through ten. Implementation fees generally range from $15,000 to $30,000, excluding hardware costs.

     Our 43 current newspaper customers account for approximately 25% of the total 1998 Sunday newspaper circulation in the United States. These newspapers include major metropolitan newspapers including The Chicago Tribune, The Washington Post, The (Newark) Star Ledger, The Los Angeles Times, The Denver Post, The Miami Herald, The Philadelphia Inquirer, The (New York) Daily News and The (Atlanta) Journal-Constitution as well as smaller suburban and regional newspapers like the Ventura County (CA) Star, The (Lancaster PA) Reporter and
(NJ) Courier Post. In 1998, more than 1,400 advertiser locations, including advertising agencies like Bernard Hodes Advertising, TMP Worldwide, Shaker Advertising, Nationwide Advertising, and Austin Knight Advertising and large direct advertisers like Century 21, Coldwell Banker, Ford and General Cinema, placed, by our estimate, classified advertising valued at more than $150 million in newspaper revenue with our newspaper customers through our AdStar system.

However, this volume represents less than 1% of the $18 billion in newspaper classified advertising sold in 1998.

     The use of our AdStar remote ad entry system has been limited to connecting large metropolitan newspapers with their highest volume commercial classified advertisers. Most classified advertisers are small and medium sized businesses which have been excluded from participating in the AdStar system, as has anyone seeking to place an ad with any of the approximately 1,500 daily and 7,200 weekly newspapers in the United States which are not among the 43 AdStar licensees. Additionally, the AdStar system does not provide for the placement of classified advertising in on-line publications. In order to overcome the limitations of our AdStar business and reach virtually the entire classified ad market, including the growing market for Internet publications, we commenced our Web-based classified ad service.

OUR NEW WEB-BASED CLASSIFIED AD MARKETPLACE -- ADVERTISE123.COM

     THE CONCEPT. Our new Advertise123.com Web site that we launched on a limited basis in June 1999 will permit any prospective advertiser, individual or commercial, with Internet access, to:

     - select print and on-line publications for ad placement;

     - compose and format ads;

     - preview ads;

     - schedule publication dates;

     - price and pay for ads at standard rates, or, alternatively, for high volume customers, enter a publisher authorized contract ID and obtain special contract rates and direct billing from the publisher; and

     - electronically submit ads to publications

     In order to use our Advertise123.com system, the advertiser accesses our Web site and composes and formats the ad for each selected publication. We also support proprietary Web sites maintained by us for our publisher customers. The system incorporates the particular style, format and data parameters unique to each publication's advertising or ad posting system. For print ads this feature enables the user to preview the ad as it will appear in the publication, allowing an accurate sizing usually measured in lines or inches, of the ad which in turn usually determines the price of the print ad. On-line publications usually place a limit on ad size based upon text size and have a fixed price for a given publication schedule. All these variables can be obtained from the publication and entered into our system so as to give anyone that qualifies the published rate. Ads submitted under publisher authorized contracts can be sized but are not priced: they are priced by the publisher's computer system and billed directly to the advertiser.

     If the advertiser pays for the ad by credit card or debit card we access a separate third-party on-line service that processes credit card and debit card payments on the Web. In these cases, the total price of the ad less credit or debit card processing charges is remitted to us. We in turn deduct our transaction fee and remit the balance to the publisher. If the advertiser has a volume contract with the publisher and is billed directly by the publisher, we collect our transaction fee from the publisher by sending an invoice.

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

     Once the ad has been composed and formatted, the ad is transferred to the publication selected. If it is directed to a newspaper that is an AdStar licensee, the ad is transferred directly into that newspaper's computer publishing system. If the ad is directed to a publication which is not an AdStar licensee or which is an on-line publisher, then Advertise123.com transfers it by e-mail, fax or by means of an Internet file transfer protocol known as an FTP, as instructed by the publisher. We are encouraging more print publishers to acquire the necessary AdStar software to enable them to receive ads directly into their computer publishing systems from Advertise123.com; most online publishers that can accept FTP transfer of ads will be able to use their own software to accept Advertise123.com ad feeds.

OUR EVOLUTION.

     We believe that our Web-based ad-taking services represents a major improvement, with benefits to the advertiser and the publisher, not only over the way most classified ads are being placed today but even over those placed by our own remote entry process. Most classified ads are still manually placed in a person-to-person exchange by an individual, advertising agency or commercial entity with each publication in which the advertiser seeks to place an ad. This process is time consuming and expensive both for the advertiser and the publisher, particularly for advertisers not familiar with the procedures and cost schedules of a particular publication. In these cases, the placing of an ad may involve long telephone or repeat phone calls or fax transmissions or other communications before an ad is actually placed. The likelihood for error resulting in costly refunds or credits is high. We believe our AdStar remote entry process expedites the process and reduces the likelihood of these problems. But, it is available only for large advertisers, and then only with respect to their placing ads in print in any of our 43 newspaper customers. Our new Web-based ad taking process improves on this business model in the following respects:

     - It is accessible for use by any individual, small business or professional advertiser with access to a computer.

     - Classified ads may be placed by any of the above parties not only in our 43 remote entry newspaper customers but in many other print publications that we plan to enable on our site.

     - Ads may be placed for dissemination on-line on any one of several web sites engaged in the on-line distribution of classified ad postings.

     - Classified ads from non-contract advertisers can be priced and paid for in real time; ads from contract advertisers can be submitted directly to the publisher for invoicing to the advertiser.

     - A classified ad can be placed in multiple publications in one transaction.

     - While some of these features are available with various services currently being offered by others, we believe that we will be the only company offering all of these features in one service.

MARKETING ADVERTISE123

     Our first goal in building Advertise123.com into a marketplace for purchasing classified ads is to attract a critical mass of newspapers and Web publishers who agree to be accessible on our site as ad recipients. The more publishers accessible on

Advertise123.com, the more attractive our service will be to prospective advertisers. We do not anticipate any significant resistance from publishers to their being listed on our Web site. It is necessary however to add to our data base certain information about each publisher before it can become a named participant on our Advertise123.com Web site. This information can be obtained either from the publisher or from public records. The input of this information into our Web site, however, is time consuming and restricts our ability to add new publishers to our Web site as fast as we would like.

     Once we have a critical mass of publishers, our marketing efforts can shift to bringing advertisers to our site. We expect that all of our 43 newspapers will agree to be accessible on Advertise123.com. These 43 newspaper customers have a readership of approximately 45 million and have a circulation which covers eight of the top 10 designated market areas in the United States. To add additional newspapers, as well as Web publishers, we will emphasize in our marketing the e-commerce opportunities of on-line ad placement in building advertising revenues. We will also market our service on the basis of the proven advantages of remote ad entry over traditional manual methods of classified ad placement.

     DISTRIBUTION AGREEMENTS. There are six major sites on the Web which aggregate and republish classified ads which appear in newspapers. None of these Web publishers originates ads on-line -- whether for publication on-line or in print. We are focusing our initial marketing efforts on promoting the e-commerce opportunity of Advertise123 to these Web publishers and through them to the participating newspapers whose classified ads are republished on-line by these publishers. We have entered into distribution agreements with two of these Web publishers: AdOne, LLC (AdOne.com) and PowerAdz, LLC (PowerAdz.com), which enable them to offer versions of Advertise123 to their participating newspapers so that these newspapers can obtain ads through Advertise123.com for publication either on-line or in print. AdOne.com and PowerAdz.com provide on-line republication of the classified ads from approximately 1,200 newspapers. Under our distribution agreements, in order for anyone coming to one of our distribution partners' sites or the site of one of their participating newspapers added to our system -- to place an ad for publication in print or on-line -- the prospective advertiser will click-on a "place an ad" button which will link such party to a co-branded version of Advertise123.com hosted by us. As we implement this ad taking service for our distribution partners and their participating newspapers, each of these publications becomes accessible on Advertise123.com which enhances our value to advertisers.

     Each of our distribution agreements grants us the right to provide our distribution partners and their participating newspapers with the the ability to enable advertisers to select, transact and process ads for print and on-line publication from their Web sites and from Advertise123.com. For any advertisement entered on a Web site of a distribution partner or one of its participating newspapers -- which we call partnered sites -- and for any ad entered on Advertise123.com for placement on a partnered site or in a participating newspaper of one of our distribution partners, a percentage of the publisher's charges for this advertisement is divided among us and the other party or parties in the distribution chain to the transaction. Our agreements with AdOne and PowerAdz are for three years but may be terminated on short notice by either party. Our Advertise123.com service is being made available to users of the AdOne and PowerAdz Web sites. We have begun installing our ad entry software on the Web sites of their participating newspapers -- and these newspapers will join our Advertise123.com marketplace as their publications are also accessible on our Web site.

     In addition, AdStar.com has recently entered into a distribution agreement with Recruitment Marketplace, a division of Landon Media Group, a major newspaper representative firm which represents over two thirds of the nations newspapers. The Recruitment Marketplace division is dedicated to increasing newspaper exposure to recruitment advertising buyers and their agents. AdStar will provide Recruitment Marketplace's on-line channel for buying and selling print recruitment advertising. Recruitment Marketplace will drive increased recruitment advertising to the publications it represents via its soon to be released RecruitmentMarketPlace Web site. Advertisers who are solicited by Recruitment Marketplace will be able to go to its RecruitmentMarketplace.com Web site to create, schedule and submit their recruitment advertising directly to the newspaper. AdStar's Advertise123.com service will power the Recruitment Marketplace Web site.

     SERVICE AGREEMENT. We have also entered into three year agreements with Web publishers, CareerPath.com and CareerEngine, which aggregate and republish job recruitment advertisements on-line. These agreements grant us the right to provide our Advertise123.com ad entry services on these Web sites, the co-branded Web sites of CareerPath.com's participating newspapers, and on CareerEngine's 23 category specific Web sites. This will enable prospective employers to place job related ads on these sites.

     CareerPath.com sources its listings from the help wanted ads of more than 90 daily newspapers and from employer Web sites. We have installed a "Post A Job On-line" button on CareerPath.com and on the sites of its more than 90 participating newspapers which takes a prospective advertiser to a private label version of Advertise123.com.

     CareerEngine sponsors the: ITClassifieds.com, SalesClassifieds.com and AccountingClassifieds.com Web sites. CareerEngine job counselors and recruiters help prospective candidates define, locate and secure career opportunities and/or consulting assignments. CareerEngine offers e-recruiting services to Fortune 1000 companies and has distribution partnerships with leading recruiting firms, which sell the services of CareerEngine's sites.

     In addition to making the Advertise123.com service available directly from the respective Web sites of CareerPath.com and CareerEngine, advertising opportunities of both will be available directly from the Advertise123.com Web site. Pursuant to our service agreements, we receive installation fees and a percentage of revenues generated by the service. Our service with CareerPath.com is fully operational and our service agreement with CareerEngine is expected to be operational in December 1999.

OUR STRATEGY

     We have now expanded our business to make remote ad entry available to virtually all newspapers and advertisers by utilizing the Internet. We believe this expansion is a natural extension of our business.

     In working to establish Advertise123.com as a leading on-line e-commerce marketplace for publishers and classified advertisers to transact business, we intend to:

     - leverage our knowledge and experience in classified advertisements to establish our credibility in the Web-based ad taking business;

     - quickly build an on-line business with our established newspaper customer base and commercial advertiser relationships;

     - expand the number of publications accessible on Advertise123.com and therefore its attractiveness to advertisers by emphasizing the e-commerce opportunities of our site for building ad revenues as well as the many proven advantages of remote ad entry over traditional manual methods of classified ad placement to both advertisers and publishers;

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

     - convert our revenue and pricing model from fixed software license fees to transaction fees for each ad purchased on Advertise123.com and the private label and co-branded sites which we host;

     - expand our ad placement distribution channels through private label and co-branded relationships with leading Web publishers which aggregate and republish print media classified ads but do not provide for ad entry; and

     - develop revenue sources for reporting trends and statistical information of interest to print and on-line publishers and advertisers assembled from data collected from our Web sites.

REVENUE

     Our historical revenues have been derived principally from our license fees and installation charges billed to our newspaper customers for our AdStar remote ad entry service. We expect this revenue to continue in accordance with our outstanding license agreements.

     Our revenue sources from Advertise123.com are expected to fall into the following categories:

          (1) TRANSACTION FEES. These fees will be charged for placing classified ads on our Web site or on a partnered site. The charge for each advertisement by the on-line or print publication will be prepaid by the advertiser by credit card payment through third party facilities accessible on-line or in cases involving large volume purchases, in separate arrangements which we may establish with the advertiser. We will receive the full payment from the credit card facility, less its processing charge, from which we will deduct our fee, as agreed to with the publisher, before forwarding the balance to the publisher. Fees for ads placed in print publications paid for by credit cards will generally be 10% of the cost of the ad, but may change as a result of changing market conditions. We expect those paid for by advertisers under contracts with publishers will carry a per ad charge of $.25. For those ads placed in existing AdStar newspapers there is no charge to the publisher for use of Advertise123.com by contract advertisers. We expect that fees on ads which originate on the publisher's Web site which flow through our system will be subject to annual caps ranging from $6,000 to $33,000 per publisher. There are no caps for revenues on ads originating on Advertise123.com. Existing fees for on-line publications will range between 5% to 10% of the cost of the ad if originated on their Web site and 10% to 35% of the cost of the ad if originated on Advertise123.com. In our distribution arrangements, we share this fee with our partners. We expect our sharing arrangements to be separately negotiated for each distribution arrangement.

          (2) CARRIAGE FEES. In co-marketing or co-branding situations in which we carry or display the brand of another company on our Web site, we will in certain circumstances charge a fixed fee, known in the trade as a carriage fee.

          (3) MARKET RESEARCH REPORTS. We expect to be able to derive a separate revenue stream for providing market research and reporting services to both advertisers and newspapers based on data we are able to assemble from the operation of our Web-based market place.

          (4) FEES FROM ADVERTISEMENTS ON OUR WEB SITE. Additional revenues should be provided by premium positioning and promotional advertising sold to media and advertising companies and carried on our Web site. Initially we may provide an opportunity to these prospective advertisers to advertise on our Web site without fee. As we develop activity on our site, we will adopt a rate schedule for these advertisers based on the number of "hits" each advertiser receives from visitors to our site.

COMPETITION

     We expect to provide a "marketplace" or "one-stop-shop" Internet location for publishers and advertisers. We will be competing with all traditional methods of ad origination and entry -- as conducted by newspapers and Web publishers.

     Our ability to compete will also depend upon the timing and market acceptance of our new Web-based ad taking service, the enhancements developed by us, the quality of our customer service, and the ease of use, performance, price and reliability of our services.

     We also have to expect that other companies may enter our market and compete with us for ad origination business. Many of these potential new competitors may have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. We cannot guarantee that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material and adverse effect on our financial position, results of operations and cash flows.

INTELLECTUAL PROPERTY

     We regard our intellectual property as critical to our success, and we rely upon trademark, copyright and trade secret laws in the United States to protect our proprietary rights. We do not currently own any patents. We have established trademark rights in the mark AD-STAR, based on our use of this mark since 1985 and our ownership of the incontestible United States trademark registration No. 1,497,387 for AD-STAR issued in 1988. While this registration covers computer programs for preparation, editing and electronic transmission of classified advertisements, we have expanded our use of the trademark AD-STAR to Internet-related advertising services and we will be filing a new trademark application to cover these services. Our trademark search, along with our longstanding use of the mark AD-STAR and our ownership of the U.S. Registration for AD-STAR, should entitle us to further registration, although we cannot guarantee how the Trademark Office will view our proposed application or whether our expanded use of the mark will encounter any opposition in the marketplace. We have also recently begun to use the trademark and Internet domain name Advertise123.com but have not yet applied for registration.

     We seek to protect our proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. We cannot guarantee that these agreements will provide adequate protection for our proprietary rights in the event of any unauthorized use or disclosure, that our employees, consultants, advisors or others will maintain the confidentiality of proprietary information, or that proprietary information will not otherwise become known, or be independently developed, by competitors.

     We have licensed in the past, and expect that we may license in the future, elements of our trademarks, trade dress and similar proprietary rights to third parties. While we attempt to ensure that the quality of our name and brand are maintained by our business partners, we cannot guarantee that these partners will not take actions that could materially and adversely affect the value of our proprietary rights or the reputation of our solutions and technologies.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and we cannot make any guarantees as to the future viability or value of any of our proprietary rights or those of other companies within the industry. We cannot guarantee that the steps taken by us to protect our proprietary rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any infringement or misappropriation, should it occur, could have a material adverse effect on our business, our results of operations of our financial condition. Furthermore, we cannot guarantee that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

EMPLOYEES

     As of November 1, 1999, we had 26 full-time employees, including two in sales and marketing, two in business development, 11 in technical staff and product development, 10 in operations and customer support, and one in clerical and administration. We are not subject to any collective bargaining agreements and we believe that our relations with our employees are good. In order to implement our business plan for building our Web based service we expect over a relatively short period of time beginning with the completion of this offering to significantly increase our work force. We will be looking to add approximately 39 people to our staff during the next 12-18 months as follows:

           4 persons to our administrative staff

          17 persons to assemble and input information about publishers into our data base

           2 persons to staff our "Help Desk" to provide support and assistance at our Web site to prospective advertisers

          13 persons for marketing

           3 persons for product development

LEGAL PROCEEDINGS

     We are not currently a party to any legal proceeding.

FACILITIES

     Our principal offices are currently located in two separate facilities. One in Marina del Rey, California consisting of an aggregate of approximately 3,000 square feet and one in Syosset, New York consisting of approximately 1,400 square feet. The leases for these premises expire on February 15, 2001 and March 31, 2002. The aggregate monthly rent is approximately $7,000. We believe that if these leases are not renewed, satisfactory alternative space will be available.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their respective ages as of July 31, 1999 are as follows:

NAME                                   AGE                    POSITION
----                                   ---                    --------
Leslie Bernhard......................   55  President, Chief Executive Officer and
                                            director
Eli Rousso...........................   62  Executive Vice President, Chief Technology
                                            Officer and director
Michael Kline........................   33  Senior Vice President -- Strategy and
                                            Products
Adam Leff............................   33  Senior Vice President -- Business
                                            Development and Corporate Communications
Benjamin J. Douek....................   49  Senior Vice President, Chief Financial
                                            Officer and director
Richard Bassler......................   40  Vice President -- Operations
Ronald S. Posner.....................   57  Director nominee
Chris A. Karkenny....................   31  Director nominee

---------------

     Messrs. Posner and Karkenny will take office upon the earlier of 45 days from the date of this prospectus or the closing of the sale of units subject to the over-allotment option. Ms. Bernhard and Mr. Rousso have served as directors since the Company was formed in 1991. Mr. Douek was elected director in July 1999. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the Board of Directors. Set forth below is a brief description of the background and business experience of the executive officers and directors of AdStar for the past 5 years:

     LESLIE BERNHARD is one of our co-founders and has served as our President and Chief Executive Officer since the organization of our predecessor in 1986.

     ELI ROUSSO is our other co-founder and has served as our Executive Vice President and Chief Technology Officer since the organization of our predecessor in 1986.

     MICHAEL KLINE joined us in January 1999 first as a consultant and then in April as a Senior Vice President-Strategy and Products. Prior to joining us, Mr. Kline was associated with Recycler.com, a popular online classifieds publisher, as a consultant from July 1998 to January 1999 and General Manager from March 1996 through July 1998. From October 1995 to March 1996 Mr. Kline worked as a consultant for Recycler Classifieds, a newspaper company based in Los Angeles, California. From August 1994 to October 1995 Mr. Kline was Assistant Director-Strategic Development for the Times Mirror, Inc., a leading media company.

     ADAM LEFF joined us in August 1998 and is Senior Vice President-Business Development and Corporate Communications. Prior to joining us Mr. Leff served as Vice President-Product Development and Marketing and Vice President-Business Development of AdOne Classified Network since June 1996. From 1993 to May 1996 he held various positions within the classified and new media departments of the LA Times as well as positions with a joint venture in which the LA Times was a co-venturer with PacBell.

     BENJAMIN J. DOUEK joined us in April 1999 as Senior Vice President and Chief Financial Officer. Mr. Douek has been a consultant and private investor for more than the last five years during which period he also served as Director of Investment Banking for Ladenberg Thalmann & Co., Inc. (1997-1998), Vice Chairman for Coleman & Company (1996-1997) and Managing Director for Bankers Trust Company (1992-1994).

     RICHARD BASSLER joined us in April 1999 as Vice President/Operations. Prior to his joining us he was Vice President-General Manager of AdOne Classified Network from June 1998 to March 1999, and Vice President-Affiliate Relations from May 1997 to June 1998. Previously he served as Director of New Media with Packet Publications and News Director of Princeton Packet from May 1994 to May 1997.

     RONALD S. POSNER has been Co-Chief Executive Officer of GlobalNet Financial.Com, Inc., a provider of online financial news and information services since July 1999. For more than five years Mr. Posner has also served as Chairman of the Board of P S Capital, a venture capital firm which he founded that focuses on the Internet, software and technology markets. Mr. Posner is a director of Beyond.com, a software superstore, Asymetrix Learning Systems, Inc., a provider of Internet-based learning solutions and Smallworld, a seller of new-era GIS applications to the energy industry.

     CHRIS A. KARKENNY has been Chief Executive Officer of Technologz.com LLC, an incubator and venture catalyst company, since January 1999. Prior to January 1999 and since February 1998 Mr. Karkenny was a private consultant in corporate finance. From September 1995 to February 1998 he was Treasurer of Quarterdeck Corporation, a technology and software company and prior to September 1995 Mr. Karkenny was a consultant for CDK Industries, a consulting firm specializing in mergers and acquisitions.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our Board of Directors has established Compensation and Audit committees, whose initial members will be Messrs. Posner and Karkenny. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all our officers, reviews general policy matters relating to compensation and benefits of our employees and administers the issuance of stock options and discretionary cash bonuses to our officers, employees, directors and consultants. The Audit Committee meets with management and our independent public accountants to determine the adequacy of internal controls and other financial reporting matters. It is our intention to appoint only independent directors to the Audit and Compensation Committees.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer and our other two most highly compensated executive officers whose annual compensation exceeded $100,000 in 1998 for all services rendered in all capacities to us during 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                   ANNUAL
                                                                COMPENSATION
                                                              ----------------
NAME AND PRINCIPAL POSITION                                   YEAR     SALARY
---------------------------                                   ----    --------
Leslie Bernhard.............................................  1998    $150,131
President and Chief Executive Officer                         1997    $150,131
                                                              1996    $150,131
Eli Rousso..................................................  1998    $145,662
  Executive Vice President and Chief Technical Officer        1997    $145,357
                                                              1996    $145,357
Jeffrey Diamond.............................................  1998    $100,626
  Vice President-Technical Services                           1997    $100,626
                                                              1996    $100,626

     Mr. Diamond resigned as an officer and director of the Company in July 1999. There was no other compensation including stock options granted to any of the officers mentioned above for the periods indicated.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements dated as of July 1, 1999 with Leslie Bernhard and with Eli Rousso. These agreements provide for terms of employment which expire on June 30, 2002 and annual salaries of $200,000 commencing the first day of the month following the closing of the offering.

     Each agreement provides, among other things, for participation in an equitable manner in any profit-sharing or retirement, separation and disability plans for employees or executives and for participation in other employee benefits applicable to employees and executives of our company. Each agreement further provides for the use of an automobile and other fringe benefits commensurate with the executive's duties and responsibilities.

     Under each agreement, employment may be terminated by us with cause or by the executive with good reason. Termination by the Company without cause, or by the executive for good reason, would subject us to liability for liquidated damages in an amount equal to the terminated executive's base salary for the remaining term of his or her employment agreement or 12 months, whichever is higher.

STOCK OPTION PLANS

     In July 1999, the board of directors and stockholders adopted our 1999 Stock Option Plan. We have reserved 500,000 shares of common stock for issuance upon exercise of options granted from time to time under the option plan. The stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

     Under our stock option plan, we may grant incentive and non-qualified options to our officers, employees, directors, consultants, agents and independent contractors. The stock option plan is to be administered by a committee, appointed by our board of directors, consisting of from one to three directors.

     Subject to the provisions of the stock option plan, the committee will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time, manner of exercise and exercise price of options. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options shall be equal to or greater than 100% of the fair market value of the shares of the common stock at the date of grant; provided that incentive stock options granted to a 10% holder of our voting stock shall be exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the committee, in its discretion, but in no event shall the exercise price be less than the fair market value of shares of common stock on the date of grant. Shares of common stock received upon exercise of options granted under the plan will be subject to restrictions on sale or transfer.

     As of the date of this prospectus, we have granted stock options to purchase 212,101 shares of common stock under our option plan at a weighted average price of $5.58. Of these options, options to purchase 171,183 shares have been granted to our officers and directors. All of the options granted to such officers and directors terminate five years from the date of grant.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     As authorized by the Delaware General Corporation Law, our certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for:

     - Any breach of the director's duty of loyalty to us or our stockholders;

     - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - Unlawful payments of dividends or unlawful stock redemptions or repurchases; or

     - Any transaction from which the director derived an improper personal benefit.

This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care.

     Our certificate of incorporation further provides for the indemnification of any and all persons who serve as our director, officer, employee or agent, to the fullest extent permitted under the Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

     We intend to obtain a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against our directors and officers by reason of any acts or omissions covered under this policy in their capacities as directors or officers, including liabilities under the Securities Act.

                              CERTAIN TRANSACTIONS

     In July 1999 Jeffrey Diamond, an employee and former director and officer, sold 281,144 shares of our common stock to some of the holders of our convertible notes for $500,000 pursuant to an agreement among Jeffrey Diamond, a representative of the purchasers and us under which Diamond agreed to provide technical services for us for a year at his current compensation of $100,000 a year. In connection with this transaction the purchasers transferred 63,848 shares of our common stock to us. In July, 1999 we issued to Ronald S. Posner, a director nominee of the Company, three year warrants to purchase 16,667 shares of common stock at the initial public offering price of the shares in this offering. Each of the above transactions was approved by the Board of Directors, in which at least two members were disinterested.

     In September 1999, a proposed $15.5 million initial public offering of our securities became effective but did not close. AdStar originally offered units consisting of common stock and warrants in September 1999. That offering was declared effective by the Securities and Exchange Commission and resulted in the stock and warrants included in those units being traded on the American Stock Exchange between September 30 and October 4. Initial trading in the units resulted in a decline in the unit price to which AdStar responded by announcing a reduction of the warrant exercise price. The American Stock Exchange took the position that this reduction caused AdStar's securities to no longer meet its listing requirements and therefore stopped trading in the units. As a result of these events, the former offering was not consummated. In full settlement of our claims, if any, against Paulson Investment Company, Inc., the representative of the underwriters in that offering, we received $500,000 from the representative. In addition, Paulson Capital Corporation, the parent of the representative lent us $1.1 million evidenced by a promissory note due on October 21, 2001 and bearing interest at 6% per annum payable at maturity. Paulson Investment Company, Inc. is the representative of the underwriters in this offering.

     All future transactions between the Company and its officers, directors or five percent shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of our common stock, as of November 30, 1999 and as adjusted to reflect the sale by us of our common stock in this offering, for each person known by us to beneficially own more than 5% of our common stock; each of our directors; and all our directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

     The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by person that are exercisable within 60 days of November 30, 1999 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of shares beneficially owned is based on:

     - prior to the offering, 1,669,970 shares of common stock outstanding, after giving effect to the issuance of 22,534 shares of stock to a small business investment company in connection with a $850,000 loan, the acquisition on July 28, 1999 by certain stockholders and us of an aggregate of 281,144 shares from a former officer and director of the Company, the conversion of all convertible notes and interest into 231,620 shares of stock, the issuance of shares in connection with our reincorporation in Delaware, and the 5-for-9 reverse split of our common stock in November 1999;

     - after the offering, 2,669,970 shares of common stock outstanding.


     The address of each party named in the table is Ms. Bernhard and Mr. Rousso, c/o AdStar, 4553 Glencoe Avenue, Suite 325, Marina del Rey, California 90292; Mr. Douek, 450 Park Avenue, New York, New York 10022; Mr. Posner, 820 Stony Hill Road, Tiburon, California 94920; Mr. Karkenny, 11670 Chenault St., Los Angeles, California 90049; William Harris Profit Sharing Trust and Couderay Partners 2 North La Salle, suite 400, Chicago, Illinois 60602, Rolling Oaks Enterprises, LLC, 1501 Main St. Venice California 90291 and Paulson Capital Corporation, 811 S.W. Naito Parkway, Suite 200, Portland Oregon 97204.



                                                                     PERCENTAGE OF SHARES
                                                                      BENEFICIALLY OWNED
                                                   SHARES            ---------------------
                                                BENEFICIALLY         PRIOR TO      AFTER
NAME OF BENEFICIAL OWNER                           OWNED             OFFERING    OFFERING
------------------------                        ------------         ---------   ---------
Leslie Bernhard...............................     731,667(1)(2)         44%          27%
Eli Rousso....................................     731,667(1)(2)         44%          27%
Benjamin J. Douek.............................      17,226(1)(3)          1%           *
Ronald S. Posner..............................      16,667(1)(4)          1%           *
Chris A. Karkenny.............................          --(1)            --           --
William Harris Employee Profit Sharing
  Trust.......................................     110,054(6)             7%           4%
Couderay Partners.............................      88,251(7)             5%           3%
Rolling Oaks Enterprises, LLC.................     114,312(8)             7%           4%
All directors and officers as a group (eight
  persons)....................................   1,418,656(2)(5)         85%          53%

-------------------------
  *  Less than 1%.

 (1) Denotes a director of the Company or, in the case of Messrs. Posner and Karkenny, a director nominee.

 (2) Includes an aggregate of 203,830 shares, as to which Ms. Bernhard and Mr. Rousso have voting power.

 (3) Consists of shares of common stock that could be purchased by exercise of options currently exercisable.

 (4) Consists of shares of common stock that could be purchased by exercise of warrants currently exercisable.

 (5) Includes shares of common stock that could be purchased by exercise of options and warrants as of July 15, 1999 or within 60 days after this date.

 (6) A trust for the benefit of several persons including Irving Harris who has a beneficial economic interest in the trust in excess of 50%. The trustees are Jerome Kahn and Wesley Saul.

 (7) A partnership consisting of grandchildren, great grandchildren and trusts for their benefit in which Jerome Kahn and Michael S. Resnick are managing agents.

 (8) A private investment firm in which Brian Sullivan, its chief executive officer, holds a beneficial interest in excess of 75%.

                           DESCRIPTION OF SECURITIES

     Upon the closing of our offering, our authorized capital stock will consist of 10,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share, whose rights and designation have not yet been established. We will not have any shares of our preferred stock outstanding immediately after the closing of our offering.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over our common stock.

     Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All outstanding shares of common stock are, and the shares underlying all options and warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

PREFERRED STOCK

     Under our certificate of incorporation, our board of directors is authorized, subject to limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of our preferred stock. The preferred stock may be issued in one or more series. Each series may have different rights, preferences and designations and qualifications, limitations and restrictions that may be established by our board of directors without approval from the stockholders. These rights, designations and preferences include:

     - number of shares to be issued;

     - dividend rights;

     - dividend rates;

     - right to convert the preferred stock into a different type of security;

     - voting rights attributable to the preferred stock;

     - right to set aside a certain amount of assets for payments relating to the preferred stock; and

     - prices to be paid upon redemption of the preferred stock or a bankruptcy type event.

     If our board of directors decides to issue any preferred stock, it could have the effect of delaying or preventing another party from taking control of AdStar. This is because the terms of the preferred stock could be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares of common stock. We have no present plans to issue any shares of preferred stock.

WARRANTS

     GENERAL. Our warrants may be exercised at any time during the period commencing 30 days after this offering and ending on the fifth anniversary date of the date of this prospectus, the expiration date. Each redeemable warrant entitles the holder to purchase one share of our common stock at an exercise price during the nine month period after the date of this prospectus for $7.20 per share and $9.00 thereafter, subject to adjustment upon the occurrence of certain events as provided in the warrant certificate and summarized below. A warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the warrant has been exercised.

     SEPARATE TRANSFERABILITY. Our redeemable warrants are detachable and separately transferable commencing on a date determined by the Company within 30 days of the effective date of this offering.

     REDEMPTION. We have the right, commencing six months after the date of this prospectus, to redeem the warrants issued in the offering at a redemption price of $.25 per warrant after providing 30 days' prior written notice to the warrant holders, if the average closing bid price of the common stock equals or exceeds $12.00 for ten consecutive trading days ending within 15 days prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our warrants. No other form of notice or publication or otherwise will be required. If we call the warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date or the right to exercise will lapse.

     EXERCISE. A warrant holder may exercise our warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our warrants are qualified for sale under the securities laws of the state in which the holder resides.

     Our warrants may be exercised by delivering to our transfer agent the applicable warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised. Fractional shares of common stock will not be issued upon exercise of our redeemable warrants.

     ADJUSTMENTS OF EXERCISE PRICE. The exercise price is subject to adjustment if we declare any stock dividend to stockholders, or effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to this stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a warrant or, if we elect, an adjustment of the number of warrants outstanding.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. That section provides, with exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or his affiliate or associate who is an owner of 15% or more of the outstanding voting stock of the corporation for a period of three years from the date that this person became an interested stockholder.

TRANSFER AGENT AND WARRANT AGENT

     The transfer agent for our common stock and warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there was no public market for our common stock. We cannot predict the effect, if any, that sales of, or the availability for sale of, our common stock will have on the market price of our common stock prevailing from time to time. Future sales of substantial amounts of common stock in the public market, including shares issuable upon the exercise of warrants being issued in this offering or options granted or to be granted under our stock option plans, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital in the future through the sale of securities.

     Upon completion of this offering, we will have outstanding an aggregate of 2,669,970 shares of our common stock assuming no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 1,669,970 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

     We have the following shares subject to issuance upon exercise of options and warrants and conversion of convertible notes:

        212,101 shares subject to options held by key employees

         63,890 shares subject to warrants granted to two investors and one consultant

        231,620 shares issuable upon conversion on the consummation of this offering of $1,050,000 of our 12% convertible notes

     There are 14 holders of record of our outstanding common stock not including three holders of our 12% convertible notes who are not currently stockholders but will become stockholders when their notes automatically convert to shares upon the consummation of this offering.

     There are eight holders of our 12% convertible notes.

LOCK-UP AGREEMENTS

     All of our officers, directors and stockholders have signed lock-up agreements under which they agreed, not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of one year after the date of this prospectus. Transfer or dispositions can be made sooner:

     - with the prior written consent of Paulson Investment Company, Inc.;

     - in the case of certain transfers to affiliates;

     - as a bona fide gift; or

     - to any trust for the benefit of the transferring stockholders or members of their families.

     Upon expiration of the lock-up period, one year after the date of this prospectus, 2,183,000 shares will be available for resale to the public in accordance with the volume and trading limitations of Rule 144.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

     - 1% of the number of shares of common stock then outstanding which will equal approximately 26,700 shares immediately after this offering; or

     - the average weekly trading volume of the common stock on the American Stock Exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, some of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement may be eligible to resell these shares. Resales under Rule 701 must be effected 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with many of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

     We have granted registration rights to Paulson Investment Company, Inc. and its transferees with respect to an aggregate of 200,000 restricted shares issuable upon exercise of Paulson's warrants to purchase units and upon exercise of warrants included in the units. We have also granted certain limited registration rights to the holders of $1,050,000 of convertible notes with respect to an aggregate of 231,620 shares into which these notes are convertible. These rights are exercisable only after the expiration of the lock-up agreements which these holders have entered into with Paulson, and only with respect to shares not otherwise saleable under rule 144. In addition, two of our consultants have been granted piggy-back registration rights with respect to an aggregate of 33,334 shares subject to warrants held by them.

                                  UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to conditions customary in agreements of this kind, each underwriter has severally agreed to purchase the number of units indicated in the following table. Paulson Investment Company, Inc. is the representative of the underwriters.

                  UNDERWRITERS                    NUMBER OF UNITS
                  ------------                    ---------------
Paulson Investment Company, Inc ................
                                                     ---------
Total...........................................     1,000,000
                                                     =========

     The underwriting agreement provides that the underwriters are committed to purchase all the units offered by this prospectus if any units are purchased. This commitment does not apply to 150,000 units subject to the over-allotment option granted to the underwriters to purchase additional units in this offering.

     We have granted the underwriters an option, expiring 45 days after the date of this prospectus, to purchase up to 150,000 additional units on the same terms as set forth in this prospectus. The underwriters may exercise this option, in whole or in part, only to cover over-allotments, if any, incurred in the sale of the units offered by this prospectus.

     The underwriters have advised us that they propose to offer our units offered by this prospectus to the public at the initial public offering price set forth on the cover page of this prospectus, and to selected dealers at that price less a concession within their discretion and that the underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, within the discretion of the underwriters. After completion of the initial public distribution of the units offered by this prospectus, the public offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

     The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

     Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase units. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the units. If the underwriters create a short position in connection with the offering, that is, if they sell more units than are set forth on the cover page of this prospectus, the underwriters may reduce that short position by purchasing units in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units described above.

     In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

     The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The underwriters will purchase the units at a discount of 10% from the initial public offering price of the units. The difference between the price payable to us by the underwriters and the price at which the underwriters resell the units to the public will constitute compensation to the underwriters.

     We have agreed to pay the underwriters' representative an expense allowance equal to three percent of the aggregate initial public offering price of the units offered by this prospectus. The amount of the expense allowance is not dependent on the representative's actual out-of-pocket expense and the representative will not provide an accounting for these expenses to us.

     We have agreed to issue warrants to the underwriters to purchase from us up to 100,000 units at an exercise price per unit equal to $7.20 per unit. These warrants are exercisable during the four-year period beginning one year from the date this registration statement becomes effective. These Underwriter's warrants may not be sold, transferred, pledged or hypothecated for one year from the date of issuance, except by transfer to an individual who is either a partner or an officer of an underwriter, by will or by the laws of descent and distribution and are not redeemable. These warrants will have registration rights.

     In summary, compensation payable by us to the underwriters consists of:

     - The underwriting discount

     - The representative's expense allowance

     - The underwriters' warrants

     Our officers, directors and the stockholders also have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities without the consent of Paulson, as representative of the underwriters, which consent will not be unreasonably withheld. Intra-family transfers or transfers to trusts for estate planning purposes are exempt from these restrictions. They have also agreed that for the two-year period beginning on the date this registration statement becomes effective that they will notify the representative before they sell any of our equity securities under Rule 144.

     Before this offering, there has been no public market for the units and our common stock and warrants contained in the units. Accordingly, the initial public offering price of the units offered by this prospectus was determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price of the units offered by this prospectus were:

     - our history and our prospects,

     - the industry in which we operate,

     - the status and development prospects for our proposed products and services,

     - our past and present operating results,

     - the previous experience of our executive officers, and

     - the general condition of the securities markets at the time of this offering.

     The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or our common stock and warrants contained in the units, can be resold at or above the initial public offering price.

     We are seeking a limited offering qualification in California for this Offering and will conform to the following suitability standards: California investors will be required to have had during the last tax year, or to reasonably estimate that he or she will have during the current tax year, gross annual income of $65,000 and a minimum net worth of not less than $250,000 (exclusive of home, automobile, and home furnishings), or (ii) a minimum net worth (exclusive of home, automobile, and home furnishings) of at least $500,000.

     In a listing agreement with the managing underwriter of this offering, IPO.COM was authorized to include AdStar's prospectus on the IPO.COM Web site. Although the listing agreement neither authorized nor requested that any additional information about AdStar be provided, IPO.COM provided on other pages reachable from its Web site home page, summary material that it extracted from AdStar's prospectus, relating to AdStar and its initial public offering. Those pages also provided a direct link to the AdStar Web site. That listing agreement has been terminated and any information and reference to AdStar has been deleted from the IPO.COM web site (See also Risk Factors).

                                 LEGAL MATTERS

     The validity of the securities being offered hereby will be passed upon on our behalf by Morse Zelnick Rose & Lander, LLP, 450 Park Avenue, New York, New York 10022-2605. Partners of Morse Zelnick Rose & Lander LLP own, in the aggregate, 82,371 shares of our common stock. Legal matters relating to this offering will be passed upon for the underwriters by Stoel Rives LLP, Portland, Oregon 97204.

                                    EXPERTS

     The financial statements as of December 31, 1998 and for the years ended December 31, 1997 and 1998, included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the units offered hereby. This prospectus filed as a part of the registration statement does not contain all of the information contained in the registration statements and exhibits and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of these referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each exhibit for a more complete description of the matters involved and these statements shall be deemed qualified in their entirety by the reference. The registration statement and the exhibits and schedules filed with the Securities and Exchange Commission may be inspected by you at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commission's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 11400, Chicago, Illinois 60661. The commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the units offered by this prospectus, reference is made to the registration statement.

     We intend to furnish our stockholders with annual reports containing financial statements audited by its independent accountants.

                         INDEX TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Financial Statements:
  Balance Sheets as of December 31, 1998 and September 30,
     1999...................................................  F-3
  Statements of Operations for each of the two years in the
     period ended December 31, 1998 and the nine-month
     periods ended September 30, 1998 and 1999..............  F-4
  Statements of Stockholders' Deficit for each of the two
     years in the period ended December 31, 1998 and the
     nine-month period ended September 30, 1999.............  F-5
  Statements of Cash Flows for each of the two years in the
     period ended December 31, 1998 and the nine-month
     periods ended September 30, 1998 and 1999..............  F-6
  Notes to Financial Statements.............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of AdStar.com, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of AdStar.com, Inc. (the "Company") as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


                                            PricewaterhouseCoopers LLP


Woodland Hills, California
July 21, 1999 except for the effects
of the reincorporation in Delaware
described in Note 1, as to which the date is September 1, 1999 and the effects of the stock split and settlement agreement as described in Note 9,

as to which the date is December 13, 1999



/s/  PricewaterhouseCoopers LLP

---------------------------------------------

PricewaterhouseCoopers LLP

                                ADSTAR.COM, INC.

                                 BALANCE SHEETS
         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED)

                                                                                    SEPTEMBER 30,
                                                   DECEMBER 31,    SEPTEMBER 30,        1999
                                                       1998            1999          (PRO FORMA)
                                                   ------------    -------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents......................   $  90,007       $  104,133
  Accounts receivable............................     125,313          363,664
  Receivable from the sale of stock..............      26,300               --
  Other current assets...........................      16,763          565,076
                                                    ---------       ----------
     Total current assets........................     258,383        1,032,873
Property and equipment, net......................      77,561          378,116
Intangible assets, net...........................          --          172,552
Other assets.....................................       3,203            9,378
                                                    ---------       ----------
     Total assets................................   $ 339,147       $1,592,919
                                                    =========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................   $ 177,929       $  698,484
  Accrued expenses...............................     275,019          102,244
  Deferred revenue...............................      34,656            5,762
  Dividends payable..............................      20,750           15,750
  Notes payable..................................      15,000          170,413
  Capital lease obligations......................       6,833            6,672
                                                    ---------       ----------
     Total current liabilities...................     530,187          999,325
Notes payable....................................          --        2,416,182
Capital lease obligations........................       4,964               --
                                                    ---------       ----------
     Total liabilities...........................     535,151        3,415,507
                                                    ---------       ----------
Commitments and contingencies (note 8)
Redeemable common stock;
  22,534 shares issued and outstanding...........          --          137,536              --
Stockholders' equity (deficit)
  Preferred stock, par value $0.0001; authorized
     5,000,000 shares; none issued and
     outstanding.................................          --               --              --
  Common stock, par value $0.0001; authorized
     10,000,000 shares; Issued and outstanding
     1,415,816 at December 31, 1998 and September
     30, 1999 and 1,644,246 at September 30, 1999
     on a pro forma basis........................      28,300              142             164
  Additional paid-in capital.....................          --         (969,453)        118,892
  Accumulated deficit............................    (224,304)        (990,813)       (990,813)
                                                    ---------       ----------        --------
     Total stockholders' deficit.................    (196,004)      (1,960,124)       (871,757)
                                                    ---------       ----------        --------
     Total liabilities and stockholders'
       deficit...................................   $ 339,147       $1,592,919
                                                    =========       ==========

The accompanying notes are an integral part of these financial statements.

                                ADSTAR.COM, INC.

STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998 AND THE
              NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999
     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                                                                     NINE-MONTH PERIODS
                                      YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                      ------------------------    -------------------------
                                         1997          1998          1998          1999
                                      ----------    ----------    ----------    -----------
Revenues............................  $1,148,233    $1,559,361    $1,209,340    $ 1,212,293
Cost of revenues....................     565,329       800,532       590,271        961,525
                                      ----------    ----------    ----------    -----------
  Gross profit......................     582,904       758,829       619,069        250,768
Sales, general and administrative
  expenses..........................     634,029       820,574       532,294      1,295,096
  Abandoned offering expenses,
     net............................          --            --            --        171,854
                                      ----------    ----------    ----------    -----------
  Income (loss) from operations.....     (51,125)      (61,745)       86,775     (1,216,182)
Interest expense....................      (7,873)       (4,518)       (3,695)      (190,150)
                                      ----------    ----------    ----------    -----------
  Income (loss) before taxes........     (58,998)      (66,263)       83,080     (1,406,332)
Provision for taxes.................         823         2,760         2,070          2,080
                                      ----------    ----------    ----------    -----------
  Net income (loss).................  $  (59,821)   $  (69,023)   $   81,010    $(1,408,412)
                                      ==========    ==========    ==========    ===========
Pro forma information (unaudited)
  Historical income (loss) before
     income taxes...................  $  (58,998)   $  (66,263)   $   83,080    $(1,406,332)
  Pro forma income tax expense......         800           800           600            600
                                      ----------    ----------    ----------    -----------
  Pro forma net income (loss).......  $  (59,798)   $  (67,063)   $   82,480    $(1,406,932)
                                      ==========    ==========    ==========    ===========
Pro forma earnings (loss) per
  share -- basic and diluted........                $    (0.05)                 $     (0.87)
Pro forma weighted average number of
  shares -- basic and diluted.......                 1,458,393                    1,613,675

The accompanying notes are an integral part of these financial statements.

                                ADSTAR.COM, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
               AND THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
         (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1999 IS UNAUDITED)

                                                                                         TOTAL
                                    COMMON STOCK         ADDITIONAL                  STOCKHOLDERS'
                               -----------------------     PAID-IN     ACCUMULATED      EQUITY
                                SHARES       AMOUNT        CAPITAL      (DEFICIT)      (DEFICIT)
                               ---------   -----------   -----------   -----------   -------------
Balance, December 31, 1996...  1,405,723   $     2,000   $        --   $   (68,861)   $   (66,861)
Net loss.....................         --            --            --       (59,821)       (59,821)
Dividends....................         --            --            --        (1,000)        (1,000)
                               ---------   -----------   -----------   -----------    -----------
Balance, December 31, 1997...  1,405,723         2,000            --      (129,682)      (127,682)
Net loss.....................         --            --            --       (69,023)       (69,023)
Sale of common stock.........     73,941        26,300                          --         26,300
Dividends....................         --            --            --       (25,599)       (25,599)
                               ---------   -----------   -----------   -----------    -----------
Balance, December 31, 1998...  1,479,664        28,300            --      (224,304)      (196,004)
Net loss.....................         --            --            --    (1,408,412)    (1,408,412)
Repurchase of option.........         --            --            --      (447,935)      (447,935)
Reclassification of deficit
  due to termination of S
  Corporation election.......         --            --    (1,094,611)    1,094,611             --
Warrants issued for
  services...................         --            --        97,000            --         97,000
Contribution of common
  stock......................    (63,848)           (6)            6            --             --
Reincorporation in Delaware
  and change in par value....         --       (28,152)       28,152            --             --
Dividends....................         --            --            --        (4,773)        (4,773)
                               ---------   -----------   -----------   -----------    -----------
Balance, September 30,
  1999.......................  1,415,816           142      (969,453)     (990,813)    (1,960,124)
Conversion of convertible
  notes and accrued
  interest...................    228,430            22     1,088,345            --      1,088,367
                               ---------   -----------   -----------   -----------    -----------
Balance, September 30, 1999
  (pro forma)................  1,644,246           164   $   118,892   $  (990,813)   $  (871,757)
                               =========   ===========   ===========   ===========    ===========

The accompanying notes are an integral part of these financial statements

                                ADSTAR.COM, INC.

    STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998
          AND THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1998 AND 1999 (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

                                                              YEAR ENDED          NINE-MONTH PERIOD
                                                             DECEMBER 31,        ENDED SEPTEMBER 30,
                                                          -------------------   ----------------------
                                                            1997       1998       1998        1999
                                                          --------   --------   --------   -----------
Cash flows from operating activities
Net income (loss).......................................  $(59,821)  $(69,023)  $ 81,010   $(1,408,412)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.........................    23,523     21,032     16,223        57,530
  Amortization of debt discount.........................        --         --         --        70,099
  Warrants issued for services..........................        --         --         --        97,000
  Changes in assets and liabilities
    Accounts receivable.................................   (25,567)   (20,913)   (47,581)     (238,351)
    Other assets........................................       612      1,522     (3,691)     (554,488)
    Accounts payable....................................    20,505    104,371     59,784       520,555
    Accrued expenses....................................   (21,578)    78,248     12,450       (64,343)
    Deferred revenue....................................    49,500    (16,634)   (42,355)      (28,894)
                                                          --------   --------   --------   -----------
Net cash provided by (used in) operating activities.....   (12,826)    98,603     75,840    (1,549,304)
                                                          --------   --------   --------   -----------
Cash flows from investing activities
  Purchase of property and equipment....................   (12,902)   (25,532)   (15,730)     (335,294)
                                                          --------   --------   --------   -----------
Net cash used in investing activities...................   (12,902)   (25,532)   (15,730)     (335,294)
                                                          --------   --------   --------   -----------
Cash flows from financing activities
  Proceeds from issuance from convertible notes
    payable.............................................        --         --         --     1,050,000
  Proceeds from issuance of notes payable...............     2,500         --         --       850,000
  Proceeds from sales of stock..........................        --         --         --        26,300
  Repayment of note payable.............................        --    (22,500)   (22,500)      (12,678)
  Principal repayments on capital leases................        --     (3,203)    (1,495)       (5,125)
  Dividends paid........................................    (1,000)    (4,849)        --        (9,773)
                                                          --------   --------   --------   -----------
Net cash from (used in) financing activities............     1,500    (30,552)   (23,995)    1,898,724
                                                          --------   --------   --------   -----------
Net increase (decrease) in cash and cash equivalents....   (24,228)    42,519     36,115        14,126
Cash and cash equivalents at beginning of the period....    71,716     47,488     47,488        90,007
                                                          --------   --------   --------   -----------
Cash and cash equivalents at end of period..............  $ 47,488   $ 90,007   $ 83,603   $   104,133
                                                          ========   ========   ========   ===========
Supplemental cash flow disclosure:
  Taxes paid............................................  $  9,138   $  6,052   $  6,052   $     2,563
  Interest paid.........................................  $  7,873   $  4,518   $  3,695   $    65,285
Non-cash investing and financing activities:
  Purchase of intangible assets, cancellation of an
    option and repayment of accrued liability by
    issuance of note payable............................        --         --         --   $   751,710
  Issuance of redeemable shares in connection with note
    payable.............................................        --         --         --       137,536
  Issuance of common stock for note receivable..........        --   $ 26,300   $ 26,300            --
  Property and equipment leases.........................        --     15,000     15,000            --
  Dividends declared....................................        --     20,750         --            --

The accompanying notes are an integral part of these financial statements

                                ADSTAR.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS
     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

1. ORGANIZATION AND BUSINESS:

     AdStar.com, Inc. (the "Company") (formerly Ad-Star Services Inc.) was incorporated in the State of New York on June 29, 1991 as an S-Corporation under the Internal Revenue Code. On August 31, 1999 the Company reincorporated in Delaware by merging the New York predecessor corporation into the Delaware corporation and issuing to each stockholder of the New York corporation, 25,303 shares of the Delaware corporation with a par value of $0.0001 per share for each issued and outstanding share, no par value, of the New York corporation. Effective July 1, 1999 the Company converted from an S-Corporation to a C-Corporation. The accompanying statements of operations reflect a pro forma tax provision for all periods presented, based upon pre tax income (loss), as if the Company has been subject to C-Corporation federal and state income taxes.

     The Company's principal business is the provision of software services which allow for the direct entry of classified advertisements by large commercial advertisers, on a dial up basis through modems directly into the publishing systems of the Company's customers. The Company's customers are principally located in the United States.

     The Company is now offering a one-stop market place on the World Wide Web for advertisers to buy classified ads. This service enables advertisers to plan, schedule, compose and purchase classified advertising from many print and on-line publishers, using one interface.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

     In July 1999, the Company authorized the filing of a registration statement with the Securities and Exchange Commission ("SEC") that would permit the Company to sell shares of the Company's common stock in connection with its proposed initial public offering ("IPO").

     The conversion of $1,050,000 of convertible notes outstanding at September 30, 1999 upon the completion of the Company's IPO, has been reflected in the accompanying pro forma balance sheet at September 30, 1999.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The interim financial statements of the Company for the nine months ended September 30, 1999 and 1998 included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of September 30, 1999 and the results of its operations and its cash flows for the nine-month periods ended September 30, 1998 and 1999.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. At times, cash balances held at financial institutions are in excess of FDIC insurance limits.

CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

     Financial instruments that potentially subject the Company to significant concentrations of credit risk are principally comprised of trade accounts receivable.

     For the year ended December 31, 1997 one customer accounted for 13% of the Company's revenues and for the year ended December 31, 1998, two different customers accounted for 9% and 12% of the Company's revenues, respectively. As of December 31, 1998 three customers accounted for 53% of the Company's accounts receivable.

     The majority of the Company's customers consist of newspapers and publishers of classified advertisements.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation and amortization. When such items are retired or otherwise disposed, the cost and related accumulated depreciation and amortization are relieved from the accounts and the resulting gain or loss is reflected in operations. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets. The depreciation and amortization periods by asset category are as follows:

Furniture and fixtures.................  7 years
Computer equipment.....................  5 years
Leasehold improvements.................  Shorter of useful life or lease term

     Maintenance and minor replacements are charged to expense as incurred while renewals and improvements are capitalized.

INTANGIBLE ASSETS

     Intangible assets comprise trademarks, license agreements and proprietary technology and are carried at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated useful lives of the intangible assets of 5 years.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

LONG-LIVED ASSETS

     The carrying value of long-lived assets is periodically reviewed by management and impairment losses, if any are recognized when the expected nondiscounted future operating cash flows derived from such assets are less than their carrying value. To date no such impairment has been recorded.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cash and cash equivalents, accounts receivable, other assets, accounts payable, deferred revenue, notes payable and accrued expenses are carried at cost which approximates their fair value because of the short term maturity of these instruments.

SOFTWARE COSTS

     Costs incurred to establish technological feasibility of software developed by the Company are charged to expense as incurred. Costs incurred subsequent to the achievement of technological feasibility are capitalized and amortized over the estimated useful life of the software. Amortization of such costs commences when the software is available for general release to customers. Through December 31, 1998, no such costs have been capitalized, as costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have been insignificant.

REVENUE RECOGNITION

     The Company recognizes revenue from the sale of its software upon delivery and customer acceptance and when collection of the resulting receivable is probable. Maintenance, license fees and user support fees are recognized ratably over the period to which they relate. The extent that customers make advance payments for installation fees, license fees, user support or maintenance fees, the amount received is deferred until the revenue has been earned. Revenues are recorded net of any discounts.

     The Company also sells hardware to certain customers to support the installation of its Ad-Star technology. The Company charges the customer a small mark-up on the cost of the hardware and recognizes revenue on delivery to the customer. For the years ended December 31, 1997 and 1998 sales of hardware totaled approximately $8,700 and $94,300, respectively, and for the nine-month periods ended September 30, 1998 and 1999 totaled approximately $53,300 and $102,300, respectively.

     In June 1999 the Company introduced a Web-based product which permits advertisers to plan, schedule, compose and purchase advertising from many print and on-line publishers. The Company recognizes revenues on a per transaction basis. The manner in which these transaction revenues are recognized depends on the service sold. With respect to ads composed directly on the Company's web-site, and where the advertiser does not have a contract with the publisher, the amount billed to the customer by the Company is recognized if, and when, the Company accepts the customer's ad and charges the customer's credit card. In these transactions, the Company is responsible for the resulting credit risk. Credit card and debit card processing fees and amount remitted to the

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

publisher on these transactions are recognized as a cost of sale. With respect to ads placed through the Company's Web site, where the customer has a contract with the publisher, the publisher collects the revenues and remits the transaction fee to the Company. In these instances, these transaction fees are recognized when the ad is placed through the Company's system and the collection from a publisher of the resulting receivable is probable.

     The Company also recognizes revenue from banner advertising as the impressions are displayed; carriage revenues are recognized as the services are performed. To date, revenues from these services have been immaterial.

RESEARCH AND DEVELOPMENT COSTS

     Costs incurred in the research and development of products are expensed as incurred. To date research and development costs have been immaterial.

INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amounts expected to be realized.

     Effective July 1, 1999 the Company is taxed as a C-Corporation.

     The Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code through June 30, 1999. As such, the Company was not subject to income taxes at the corporate level and was subject to reduced franchise tax; either based on a percentage of income or gross payroll costs, which is provided for in the financial statements. The Company's income is included in the tax return of its stockholders and any resultant liability thereon is the individual responsibility of the stockholder.

ADVERTISING COSTS

     The Company expenses the costs of advertising in the periods in which those costs are incurred. Advertising expense was approximately $24,400 and $58,800 for the years ended December 31, 1997 and 1998, respectively.

EARNINGS (LOSS) PER SHARE

     Basic earnings (loss) per share is computed by dividing the net income
(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding plus the number of additional common shares that would have been outstanding if all dilutive potential common shares had been issued, using the treasury stock method. Potential common shares are excluded from the computation when their effect is antidilutive.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

     Pro forma earnings (loss) per share reflects adjustments for income taxes had the Company been a C-Corporation for all periods presented. The income tax provision represents the minimum state tax payable.

     For the nine-month periods ended September 30, 1998 and 1999, diluted earnings (loss) per share does not include 0 and 228,430 shares issuable upon conversion of the convertible debt and accrued interest on an "as-if-converted" basis, and 0 and 212,101 options to purchase common stock, as their inclusion is antidilutive.

     Pro forma earnings (loss) per share for the year ended December 31, 1998 and the nine-month period September 30, 1999, assumes that the common stock issuable on the conversion of the outstanding convertible note payable had been outstanding during the period or from the date of issuance.

COMPREHENSIVE INCOME

     In January 1998, the Company adopted the provisions of Statement Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and disclosure of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income generally represents all changes in stockholders' equity (deficit) during the period except those resulting from investments by, or distributions to, stockholders. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and requires restatement of earlier periods presented. SFAS No. 130 defines comprehensive income as net income plus all other changes in equity from non-owner sources. The Company has no other comprehensive income items and accordingly net income equals comprehensive income for all periods presented.

SEGMENT REPORTING

     The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" for the year ended December 31, 1998. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of a company's reportable segments. SFAS No. 131 also requires disclosures about products or services, geographic areas and major customers. The Company's management reporting structure provides for only one reportable segment and accordingly, no separate segment information is presented.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant,

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

between the fair value of the Company's stock and the exercise price of the option. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and hedging activities that requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not believe that the implementation of SFAS No. 133 will have any impact on its financial statements since the Company does not currently engage in derivative or hedging activities.

3. RECEIVABLE ON THE SALE OF STOCK

     In April 1998, the Company sold 73,941 shares of common stock for aggregate consideration of $26,300 by issuance of a note receivable bearing interest at 5.6% per annum. In April 1999, the Company received the proceeds in full on the note receivable plus the then outstanding interest.

4. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31, 1998 and September 30, 1999:

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998            1999
                                                      ------------    -------------
Computer equipment and software.....................   $ 164,752        $ 495,581
Furniture and fixtures..............................      26,752           34,071
Leasehold improvements..............................       2,854               --
                                                       ---------        ---------
                                                         194,358          529,652
Less: Accumulated depreciation and amortization.....    (116,797)        (151,536)
                                                       ---------        ---------
  Net property and equipment........................   $  77,561        $ 378,116
                                                       =========        =========

     Computer equipment includes $15,000 of equipment held under capital leases. Depreciation and amortization expense for the year ended December 31, 1998 was $21,032. Accumulated depreciation and amortization, includes amortization of computer equipment held under capital leases of $3,203.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

5. INTANGIBLE ASSETS

     At September 30, 1999, intangible assets are comprised of:

                                                            SEPTEMBER 30,
                                                                1999
                                                            -------------
Cost......................................................    $195,343
Less: Accumulated amortization............................     (22,791)
                                                              --------
                                                              $172,552
                                                              ========

     In March 1999, the Company purchased the technology, related intellectual property and software rights related to the AdStar technology for $751,710 which includes amounts owed to the seller of $108,432. The Company formerly licensed these assets from the seller. As part of the transaction, the seller also sold its option to purchase 15% of the Company's common stock back to the Company. The net purchase price of $643,278 has been allocated to the technology, related intellectual property and software rights and the option based on their relative fair values. The amount ascribed to the option of $447,935 has been recorded as an increase to stockholders' deficit. The amount ascribed to the technology, related intellectual property and software rights of $195,343 is being amortized over the estimated useful economic life of 5 years. The purchase was financed through the issuance of a 10% note payable repayable in equal monthly installments of $8,333.

6. NOTES PAYABLE:

     At December 31, 1998 and September 30, 1999, notes payable consisted of the following:

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998            1999
                                                      ------------    -------------
Notes payable to two individuals bearing interest at
  10% per annum, payable semi-annually..............    $ 15,000       $   15,000
Note payable to an individual bearing interest at
10% per annum, repayable in monthly installments of
$8,333 comprising principal and interest............          --          739,032
Convertible unsecured notes payable issued in March
  and April 1999, bearing interest at 12% per
  annum.............................................          --        1,050,000
Note payable issued to small business investment
  company in July 1999 bearing interest at 14% per
  annum, net of unamortized debt discount of
  $67,437...........................................          --          782,563
                                                        --------       ----------
                                                          15,000        2,586,595
Less: short term portion............................     (15,000)        (170,413)
                                                        --------       ----------
Notes payable, net of current portion...............    $     --       $2,416,182
                                                        ========       ==========

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

  Convertible unsecured notes payable

     Convertible unsecured notes payable issued in March and April 1999, to certain individuals and corporations, bear interest at 12% per annum payable annually in arrears. If on or before March 31, 2000, the Company receives net proceeds of $2,000,000 in aggregate from one or more public or private offerings of the Company's debt or equity securities (a "Qualified Financing"), then the holder, may elect on written notice any time after March 31, 2000 but before May 15, 2000 to receive the outstanding principal and interest on the notes payable in 47 equal monthly installments commencing June 1, 2000. If on or before March 31, 2001, the Company completes a Qualified Financing, the holder may elect to receive the outstanding principal and interest on the notes payable in 35 equal monthly installments commencing June 1, 2001. The unpaid balance on the convertible notes payable is repayable in full on April 1, 2004. The convertible note will automatically convert on the closing of a qualified public offering, as defined, of not less than $5,000,000 or at the option of the holder, at any time into shares of common stock at a conversion price of $4.77 per share. The convertible unsecured notes payable agreement also requires certain non-financial covenants including restriction on principal payments of other debt, delivery of financial statements and maintenance of insurance coverage.

  Note payable issued to small business investment company

     In July 1999, the Company entered into an $850,000 Loan Agreement with a small business investment company. The note issued under the Loan Agreement bears interest at 14% per annum, and is repayable in 54 equal monthly installments commencing six months after the date of issuance. Pursuant to the Loan Agreement, the small business investment company received 22,534 shares of common stock for an aggregate consideration of $1,000. In accordance with APB Opinion No. 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants" the amount ascribed to the relative value of the stock of $137,536 has been recorded as a discount to the note payable and is amortized over the expected term of the note. The Company has amortized $70,099 of the debt discount during the nine-month period ended September 30, 1999. As of September 30, 1999, the unamortized debt discount totaled $67,437.

     The Loan Agreement also provides for additional grants of common stock to the note holder if the note is not repaid within nine months, 12 months, 18 months and each six month interval thereafter. The agreement also contains certain financial covenants relating to minimum revenues, profitability, interest coverage, cash flow coverage and minimum net worth. The agreement also contains restrictions on the payment of dividends. The note is collateralized by the patents and trademarks of the Company.

     If at the maturity date of the note, or at any time thereafter, the Company has not completed a qualified public offering raising gross proceeds of at least $8,000,000, the small business investment company may sell its shares to the Company for a purchase price equal to the value of such shares pro rata to the total value of the Company as determined based on the higher of (i) ten times EBITDA as calculated based on most recent year end financial statements or (ii) an independent valuation. Accordingly, these shares will be recorded as redeemable common stock on the balance sheet.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

7. CAPITALIZATION:

PREFERRED STOCK

     Under the Company's certificate of incorporation, the Board of Directors is authorized, subject to certain limitations, to issue up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, with each series having different rights, preferences and designations relating to dividends, conversion, voting, redemption and other features. No shares of preferred stock have been issued at December 31, 1998 and September 30, 1999.

STOCK OPTIONS

     In 1999, the Board of Directors adopted the 1999 Stock Option Plan (the "Plan") in order to attract and retain officers, other key employees, consultants and non-employee directors of the Company. An aggregate of 500,000 shares of common stock has been authorized for issuance under the Plan.

     The Plan provides for issuance of nonqualified and incentive stock options to officers, key employees, consultants and non-employee directors to the Company. Each nonqualified stock option shall have an exercise price not less than 100% of the fair value of the common stock on the date of grant, unless as otherwise determined by the committee that administers the Plan. Incentive stock options shall have an exercise price equal to or greater than the fair value of the common stock on the date of grant provided that incentive stock options granted to a 10% holder of the Company's voting stock shall have an exercise price equal to or greater than 110% of the fair market value of the common stock on the date of grant. Each option has a term of ten years from the date of grant unless otherwise determined by the committee that administers the Plan. The Plan also provides that no option may be exercised prior to the consummation of an underwritten public offering where the gross proceeds from such an offering are in excess of $5,000,000.

     Upon the occurrence of a change in control, as defined, each option granted under the Plan shall thereupon become fully vested and exercisable.

     As of December 31, 1998 no stock options to purchase shares of the Company's common stock have been granted.

     In April 1999, the Company granted, at fair value, 141,742 options to purchase common stock to officers and key employees at an exercise price of $4.77 per share. The fair value was determined by management based on the conversion price of the convertible notes issued in March/April 1999. These options have a term of 5 years and generally vest one-third on date of grant and one-third on each anniversary thereafter.

     In July 1999, the Company granted 70,359 options to purchase common stock to employees at an exercise price of $7.20 per share. These options have a term of 5 years and generally vest one-third on the first anniversary of the date of grant and one-third on each anniversary thereafter.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

WARRANTS

     In July 1999, the Company granted to two individuals warrants to purchase an aggregate of 33,334 shares of common stock at an exercise price equivalent to the IPO price for a consideration of $3,000. The warrants expire on June 30, 2002 and are exercisable from the date of grant. The Company recorded a non-cash charge of $97,000, representing the deemed value of the warrants using the Black-Scholes option pricing model. One of the individuals became a director-nominee of the Company in July 1999.

8. COMMITMENTS AND CONTINGENCIES:

OPERATING AND CAPITAL LEASE COMMITMENTS

     The Company has certain non-cancelable operating lease obligations for office space and capital lease obligations for computer equipment. The operating leases are for office space located in New York and in California and expire through March 2002. The leases contain certain escalation clauses based on certain charges that the landlord of the properties may incur over the base year, as defined in the lease agreements. Future minimum lease payments under the non-cancelable operating and capital leases as of December 31, 1998 are as follows:

                                                            OPERATING    CAPITAL
YEARS ENDING DECEMBER 31,                                    LEASES      LEASES
-------------------------                                   ---------    -------
1999......................................................  $ 71,805     $ 8,229
2000......................................................    71,202       5,354
2001......................................................    37,831         712
2002......................................................    10,611          --
                                                            --------     -------
     Total minimum obligations............................  $191,449      14,295
                                                            ========
Less amounts representing interest........................                (2,498)
                                                                         -------
Present value of minimum obligations......................                11,797
Less current portion......................................                 6,833
                                                                         -------
Non-current portion.......................................               $ 4,964
                                                                         =======

     Rent expense for the years ended December 31, 1997 and 1998 was approximately $49,700 and $50,600, respectively, including month-to month rentals. Through June 1999, the Company subleased a portion of its office space to a third party on a month-to-month basis. For the years ended December 31, 1998 and 1997, the Company received $15,880 and $17,466, respectively, of sub-lease income.

EMPLOYMENT AGREEMENTS:

     In July 1999, the Company entered into two employment agreements with two officers of the Company. The agreements provide for base salaries of $200,000 per annum effective upon the closing of a qualified initial public offering and certain fringe benefits and are effective through June 30, 2002. The agreements provided that on termination of

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

employment by the Company without cause, or by the employee for good reason, the Company is obligated to pay severance costs based on the higher of the remaining term of the agreement or 12 months.

LICENSE AGREEMENT

     In April 1996, the Company entered into an exclusive license agreement with a software company that developed the facsimile technology. This agreement provides that the Company pays royalties of up to 50% of net revenues generated by the Company on license fees, implementation fees and maintenance fees. This agreement is for an initial term of 20 years, though it can be terminated by the Company upon six months notice or by the software Company in certain circumstances. For the year ended December 31, 1997 and 1998 and for the nine-month period ended September 30, 1999, the Company paid royalties of approximately $50,000, $140,000 and $9,000, respectively.

DISTRIBUTION AGREEMENTS

     In November 1998 and February 1999, the Company entered into two distribution agreements whereby the Company has agreed to pay the other parties a percentage of the transaction fees generated from the other parties' Web site. These agreements expire after three years and will automatically be renewed for successive one-year periods unless terminated by either party. Through September 30, 1999 approximately $300 has been paid under these agreements.

9. SUBSEQUENT EVENTS:

     In July 1999, a stockholder of the Company sold his entire stockholding of 281,144 shares of common stock to a third party for $500,000. The third party contributed 63,848 of the 281,144 shares of common stock to the company's capitalization. Pursuant to this agreement, the stockholder agreed to provide technical services to the Company for one year for $100,000.

     In September 1999, a proposed public offering of the Company's securities was declared effective but did not close. On October 21, 1999, in full settlement of the Company's claims, if any, against Paulson Investment Company, the representative of the underwriters in that offering, the Company received $500,000 for the reimbursement of expenses incurred in connection with the offering. In the nine-month period ended September 30, 1999, the Company incurred $671,854 of expenses related to the aborted offering. As of September 30, 1999, the Company recorded a receivable for the $500,000 reimbursement from Paulson Investment Company, which was received in October 1999. The actual expenses incurred have been recorded net of the reimbursement in the statement of operations for the nine-month period ended September 30, 1999.

     Also on October 21, 1999, the parent company of Paulson Investment Company, Paulson Capital Corporation, lent the Company $1,100,000 evidenced by a promissory note due on October 21, 2001 bearing interest at 6% per annum payable at maturity.

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)


     On December 13, 1999, the Company authorized and implemented a five-for-nine stock split. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split.


     In a listing agreement with the managing underwriter of the Company's initial public offering, IPO.COM was authorized to include the Company's prospectus on the IPO.COM Web site. The listing agreement neither authorized nor requested that any additional information about the Company be provided. However, IPO.COM provided, on other pages reachable from its Web site home page, summary material that it extracted from the Company's prospectus, relating to the Company and its initial public offering. Those pages also provided a direct link to the Company's Web site. Although the managing underwriter did not authorize IPO.COM to do anything other than provide the Company's prospectus, and was not aware that it had done so, the listing agreement may have created an agency relationship with the managing underwriter and, through the managing underwriter with the Company. It may further be possible to argue that the IPO.com agency so created extended to all of IPO.COM's actions. If that argument is valid, then the summary material contained on the IPO.COM Web site and the information contained in the Company's Web site could be deemed to constitute a prospectus that does not meet the requirements of the Securities Act of 1933. However, the Company and the managing underwriter believe that no agency was created, or, even if an agency relationship is established, IPO.COM was acting outside the scope of its agency authority in posting information on its Web site other than the Company's Prospectus. They also believe that neither the managing underwriter nor the Company is responsible for that other material. Additionally, investors in this offering have been cautioned not to rely on the Company's Web site as part of this prospectus. Even if an agency relationship and responsibility for this other material is established, the other information on the Web site would constitute a violation of the Securities Act only if it is considered without regard to the Company's complete prospectus which also appears on that same Web site. Taken in context with the prospectus the extracts would, in the Company's view, still be considered a preliminary prospectus meeting the requirements of the Securities Act.

     If there is a violation of the Securities Act, then for a period of one year from the date of their purchase of units, investors in this offering could bring a claim against the Company and the underwriters to obtain recovery of the consideration they paid for their units or, if these persons had already sold the units, for damages resulting from their purchase and sale of securities. Recovery would be based on the theory that the summary materials or the materials contained in the Company's Web site were offering materials for which the Company is responsible and which constitute a violation of the Securities Act. If plaintiffs were to prevail, then damages could total up to $6,000,000, plus interest, based on the assumed initial public offering price of $6.00 per unit for 1,000,000 units and further assuming investors seek recovery or damages after a loss of their entire investment and all purchasers in the offering are entitled to this recovery. The Company expects that investors would not be inclined to assert a claim for rescission or damages unless, during the one-year period following the date of their purchase of securities, the trading prices of the securities fall significantly below the initial public offering price. If litigation was instituted and if the plaintiffs were to prevail, the Company's business, results of operations and financial condition would be harmed. However, upon the advice of counsel, the

                                ADSTAR.COM, INC.

     (INFORMATION WITH RESPECT TO SEPTEMBER 30, 1998 AND 1999 IS UNAUDITED)

Company believes it has no material liability and would contest any action of this kind vigorously. Further, upon the advice of counsel, the Company believes that only persons who purchased securities on the basis of the material on the IPO.COM Web site, other than the Company's prospectus, would be able to prevail in those actions and then only if they could establish that those other materials did not comply with the Securities Act. Although the Company can not be certain of the ultimate disposition of this matter it is the opinion of the Company's management, based upon the advice of Counsel and the information available to it that in the event of an assertion of a claim, if any, for violation of the Securities Act of 1933 related to the IPO.COM Web site or the materials contained in the Company's Web Site based on the agency theory above, the likelihood of a recovery is remote. Consequently, based on the advice of Counsel, the Company's management believes that the expected outcome of this matter will not significantly affect the results of operations and financial condition of the Company.

---------------------------------------------------
---------------------------------------------------

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF THE UNITS MEANS THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY THE UNITS IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    3
Risk Factors........................    8
Forward-Looking Statements..........   17
Recent Developments.................   17
Use of Proceeds.....................   18
Dividend Policy.....................   19
Capitalization......................   20
Dilution............................   22
Selected Financial Data.............   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   26
Business............................   33
Management..........................   42
Certain Transactions................   46
Principal Stockholders..............   47
Description of Securities...........   49
Shares Eligible for Future Sale.....   52
Underwriting........................   54
Legal Matters.......................   57
Experts.............................   57
Available Information...............   57
Index to Financial Statements.......  F-1

     UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
BROKER-DEALERS THAT EFFECT THE TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
---------------------------------------------------
---------------------------------------------------
---------------------------------------------------
---------------------------------------------------

                                1,000,000 UNITS
                                ADSTAR.COM, INC.
                           -------------------------
                                   PROSPECTUS
                           -------------------------
                               PAULSON INVESTMENT
                                 COMPANY, INC.
                              DECEMBER      , 1999

---------------------------------------------------
---------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes a Delaware corporation to indemnify its officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving these persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that this limitation of liability may not affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the company or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article [EIGHTH] of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant be eliminated to the fullest extent permitted under Section 102(b) of the Delaware General Corporation law.

     Article [NINTH] of the Registrant's Certificate of Incorporation and the Registrant's By-laws provides that all persons whom the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriter agrees to indemnify the directors and certain officers of the Registrant and certain other persons against certain civil liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than the underwriting discounts and commissions and the representative's non-accountable expense allowance) expected to be incurred in connection with the issuance and distribution of the securities being registered. All of these expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

Securities and Exchange Commission Filing Fee.............  $  4,995.66
National Association of Securities Dealers, Inc. Filing
Fee.......................................................     2,297.00
Nasdaq Listing Fee........................................    48,750.00
Accounting Fees...........................................    40,000.00
Legal Fees................................................    50,000.00
Printing and Engraving Expenses...........................    15,000.00
Blue Sky Fees and Expenses................................    10,000.00
Transfer and Warrant Agent fees...........................     3,000.00
Miscellaneous Expenses....................................       507.34
                                                            -----------
     Total................................................  $174,550.00

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since May 1996, the Registrant has issued securities without registration under the Securities Act in the following transactions:

          1. In March 1999 we purchased the technology, intellectual property and software rights related to the AdStar technology for $751,710 by the issuance of our 10% note payable in monthly installments of $8,333 and prepayable on the consummation of this offering.

          2. During the period from March 1998 through April 30, 1999 the Registrant issued convertible notes in the aggregate principal amount of $1,050,000 to eight investors entitling the holders to purchase an aggregate of 231,620 shares of Common Stock. The notes will convert on the effective date of the offering.

          3. On April 15, 1998 Registrant issued 73,941 shares to Adam Leff, an officer of the Company, for a purchase price of $26,300.

          4. In July 1999 the Registrant issued 22,534 shares to a small business investment company in connection with an $850,000 loan by it to the Registrant.

          5. On July 15, 1999 the Registrant issued three year warrants to Jonathan Cohen and Ronald Posner to purchase an aggregate of 33,334 shares of Common Stock at the initial public offering price per share.

          6. In October 1999 the Registrant issued a $1.1 million 6% promissory note due October 2001 to Paulson Capital Corporation.

     The sales and issuances of the common stock, warrants, promissory note and convertible notes described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) and 4(6) as transactions not involving a public offering. In addition, we also relied on Regulation 701 as exempting the issuance of shares described in Item 3 above, from registration. The Registrant made a determination that each of the purchasers was a sophisticated investor. The purchasers in these private offerings represented their intention to acquire the securities for investment only and not with a view to their distribution. Appropriate legends were affixed to the stock certificates and warrants issued in these transactions. All purchasers had adequate access, to sufficient information about the Registrant to make an informed investment decision. None of the securities was sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

ITEM 27.  EXHIBITS

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement*
  3.1     Certificate of Incorporation of the Company*
  3.1a    Proposed Amendment to Certificate of Incorporation*
  3.2     By-Laws of the Company*
  3.3     Agreement and Plan of Merger*
  4.1     Specimen Stock Certificate*
  4.2     Form of Public Warrant*
  4.3     Form of Underwriter's Warrant*
  4.4     Form of Warrant Agreement*
  5.1     Opinion of Morse, Zelnick, Rose & Lander, LLP*
 10.1     1999 Stock Option Plan*
 10.4     Employment Agreement between the Company and Leslie
          Bernhard*
 10.5     Employment Agreement between the Company and Eli Rousso*
 10.6     Memorandum of Agreement between the Company and
          CareerPath.com LLC dated March 11, 1999*
 10.7     Distribution and Service Agreement dated February 9, 1999 by and between the Company and PowerAdz*
 10.8     Distribution and Service Agreement dated November 19, 1998 by and between the Company and AdOne Classified Network,
          Inc.*
 10.9     Agreement dated March 16, 1999 by and between James E. Mann and the Company*
 10.10    Form of warrant to purchase 16,667 shares of Common Stock
          issued to Jonathan Cohen and Ronald Posner*
 10.12    Loan and Subscription Agreement dated July 13, 1999 by and between the Company and Interequity Capital Partners L.P.*
 10.13    Form of Subscription Agreement for 12% Convertible
          Subordinated Unsecured Promissory Note*
 10.14    Form of 12% Convertible Subordinated Unsecured Promissory
          Note*
 10.15    Form of Shareholders' Agreement by and among the Company,
          its principal stockholders and certain investors*
 10.16    Employment Agreement dated July 20, 1998 between Adam Leff and the Company and amendment dated July 15, 1999*
 10.17    Employment Agreement dated as of April 12, 1999 between
          Michael Kline and the Company*
 10.18    Promissory Note issued to Paulson Capital Corporation*
 10.19    Distribution and Service Agreement dated as of September 3,
          1999 by and between the Company and Landon Media Group, Inc.
 10.20    Distribution and Service Agreement dated as of August 30,
          1999 by and between the Company and Career Engine
 10.21    Distribution and Service Agreement dated as of August 27,
          1999 by and between the Company and CareerPath.com
 10.22    Engagement Agreement dated August 24, 1999 by and between
          the Company and RCG Capital Markets Group, Inc.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Morse, Zelnick, Rose & Lander, LLP (included in
          Exhibit 5.1).
 23.3     Consent of Chris Karkenny, Director Nominee
 23.4     Consent of Ronald S. Posner, Director Nominee
 24.      Power of Attorney (included in signature page).


-------------------------
 * Filed as an exhibit with the same number to Registration Statement No. 333-84209, and incorporated herein by reference.

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to:

          (1) file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) include any additional or changed material information on the plan of distribution;

          (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities then being offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of such securities.

          (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     The undersigned Registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for the purpose of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration

Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (3) that for the purpose of determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement herein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on December 15, 1999.


                                          ADSTAR.COM, INC.

                                          By:      /s/ LESLIE BERNHARD
                                             -----------------------------------
                                              Leslie Bernhard, President

     ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Bernhard and Howard L. Weinreich, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on December 15, 1999.


                     SIGNATURE                                        TITLE
                     ---------                                        -----

                /s/ LESLIE BERNHARD                    President, Chief Executive Officer
---------------------------------------------------      and Director
                  Leslie Bernhard

                         *                             Executive Vice President and
---------------------------------------------------      Director
                    Eli Rousso

                         *                             Senior Vice President, Chief
---------------------------------------------------      Financial Officer and Director
                 Benjamin J. Douek

              *By /s/ LESLIE BERNHARD
---------------------------------------------------
                 Leslie Bernhard,
                 Attorney-in-Fact

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement*
  3.1     Certificate of Incorporation of the Company*
  3.1a    Proposed Amendment to Certificate of Incorporation*
  3.2     By-Laws of the Company*
  3.3     Agreement and Plan of Merger*
  4.1     Specimen Stock Certificate*
  4.2     Form of Public Warrant*
  4.3     Form of Underwriter's Warrant*
  4.4     Form of Warrant Agreement*
  5.1     Opinion of Morse, Zelnick, Rose & Lander, LLP*
 10.1     1999 Stock Option Plan*
 10.4     Employment Agreement between the Company and Leslie
          Bernhard*
 10.5     Employment Agreement between the Company and Eli Rousso*
 10.6     Memorandum of Agreement between the Company and
          CareerPath.com LLC dated March 11, 1999*
 10.7     Distribution and Service Agreement dated February 9, 1999 by and between the Company and PowerAdz*
 10.8     Distribution and Service Agreement dated November 19, 1998 by and between the Company and AdOne Classified Network,
          Inc.*
 10.9     Agreement dated March 16, 1999 by and between James E. Mann and the Company*
 10.10    Form of warrant to purchase 16,667 shares of Common Stock
          issued to Jonathan Cohen and Ronald Posner*
 10.12    Loan and Subscription Agreement dated July 13, 1999 by and between the Company and Interequity Capital Partners L.P.*
 10.13    Form of Subscription Agreement for 12% Convertible
          Subordinated Unsecured Promissory Note*
 10.14    Form of 12% Convertible Subordinated Unsecured Promissory
          Note*
 10.15    Form of Shareholders' Agreement by and among the Company,
          its principal stockholders and certain investors*
 10.16    Employment Agreement dated July 20, 1998 between Adam Leff and the Company and amendment dated July 15, 1999*
 10.17    Employment Agreement dated as of April 12, 1999 between
          Michael Kline and the Company*
 10.18    Promissory Note issued to Paulson Capital Corporation*
 10.19    Distribution and Service Agreement dated as of September 3,
          1999 by and between the Company and Landon Media Group, Inc.
 10.20    Distribution and Service Agreement dated as of August 30,
          1999 by and between the Company and Career Engine
 10.21    Distribution and Service Agreement dated as of August 27,
          1999 by and between the Company and CareerPath.com
 10.22    Engagement Agreement dated August 24, 1999 by and between
          the Company and RCG Capital Markets Group, Inc.
 23.1     Consent of PricewaterhouseCoopers LLP
 23.2     Consent of Morse, Zelnick, Rose & Lander, LLP (included in
          Exhibit 5.1).

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 23.3     Consent of Chris Karkenny, Director Nominee
 23.4     Consent of Ronald S. Posner, Director Nominee
 24.      Power of Attorney (included in signature page).

-------------------------
 * Filed as an exhibit with the same number to Registration Statement No. 333-84209, and incorporated herein by reference.